Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT
dated as of February 16, 2018
by and between
AMID MERGER LP,

as the Seller
and
DKGP ENERGY TERMINALS LLC,

as the Buyer

TABLE OF CONTENTS
ARTICLE I DEFINITIONS AND DEFINITIONAL PROVISIONS.................................1

Section 1.1	Defined Terms.............................................................................1

Section 1.2	Other Defined Terms.................................................................13

Section 1.3	Other Definitional Provisions....................................................14

Section 1.4	Captions.....................................................................................15
ARTICLE II THE ACQUISITION....................................................................................15

Section 2.1	Purchase and Sale of the Interests.............................................15

Section 2.2	Purchase Price...........................................................................15

Section 2.3	Payment of the Purchase Price and Other Amounts..................15

Section 2.4	Purchase Price Adjustments......................................................16

Section 2.5	Time and Place of the Closing..................................................17

Section 2.6	Closing Deliverables.................................................................17
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER..............19

Section 3.1	Organization..............................................................................19

Section 3.2	Authorization; Enforceability....................................................19

Section 3.3	No Conflicts; Consents and Approvals.....................................19

Section 3.4	Litigation...................................................................................20

Section 3.5	Ownership of the Interests.........................................................20

Section 3.6	Brokers......................................................................................20
ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATED TO THE
COMPANIES AND THEIR SUBSIDIARIES..................................................................20

Section 4.1	Organization..............................................................................20

Section 4.2	Authorization; Enforceability....................................................21

Section 4.3	No Conflicts; Consents and Approvals.....................................21

Section 4.4	Equity Interests..........................................................................21

Section 4.5	No Subsidiaries.........................................................................22

Section 4.6	Title to Assets; Related Matters.................................................22

Section 4.7	Real Property.............................................................................22

Section 4.8	Litigation...................................................................................23

Section 4.9	Absence of Certain Changes.....................................................24

i

Section 4.10	Compliance with Law................................................................24

Section 4.11	Permits.......................................................................................24

Section 4.12	Material Agreements.................................................................25

Section 4.13	Employee Matters.....................................................................26

Section 4.14	Seller Dedicated Employees..................................................... 27

Section 4.15	Financial Statements.................................................................28

Section 4.16	Environmental Matters..............................................................28

Section 4.17	Taxes..........................................................................................30

Section 4.18	Intellectual Property..................................................................32

Section 4.19	No Undisclosed Liabilities........................................................32

Section 4.20	Insurance Policies......................................................................32

Section 4.21	Bank Relations..........................................................................33

Section 4.22	Brokers......................................................................................33

Section 4.23	Transactions with Affiliates.......................................................33

Section 4.24	Books and Records....................................................................33

Section 4.25	Representations of the Seller Refer to the Companies, the
Acquired Business and the Seller Dedicated
Employees............................................... ................................33
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER................33

Section 5.1	Organization; Power..................................................................34

Section 5.2	Authorization; Enforceability....................................................34

Section 5.3	No Conflicts; Consents and Approvals.....................................34

Section 5.4	Litigation...................................................................................35

Section 5.5	Financial Ability........................................................................35

Section 5.6	Accredited Investor...................................................................35

Section 5.7	Acquisition of Interests for Investment.....................................35

Section 5.8	Brokers......................................................................................35
ARTICLE VI COVENANTS............................................................................................35

Section 6.1	Records and Access...................................................................35

Section 6.2	Conduct of Business..................................................................37

Section 6.3	Public Announcement...............................................................38

Section 6.4	Efforts........................................................................................39

Section 6.5	Amendment of Seller Disclosure Letter....................................41

Section 6.6	Tax Matters................................................................................41

Section 6.7	Further Assurances....................................................................44

Section 6.8	Retention of Books and Records...............................................44

Section 6.9	Contact with Customers and Suppliers.....................................45

Section 6.10	Withholding Taxes.....................................................................45

Section 6.11	Employee Matters.....................................................................45

Section 6.12	Use of Name..............................................................................47

Section 6.13	Guarantee and Lien Releases....................................................47

Section 6.14	Casualty Loss............................................................................47

Section 6.15	No Solicitation of Other Bids....................................................47

Section 6.16	Non-Competition.......................................................................48

Section 6.17	Pre-Closing Occurrence Based Insurance.................................49

Section 6.18	Delivery of Financial Information.............................................49

Section 6.19	Title Policy................................................................................50

Section 6.20	Inventory Reconciliations.........................................................51
ARTICLE VII CONDITIONS TO OBLIGATIONS TO CLOSE.....................................51

Section 7.1	Conditions to Obligation of Each Party to Close......................51

Section 7.2	Conditions to the Buyer’s Obligation to Close.........................51

Section 7.3	Conditions to the Seller’s Obligation to Close..........................52

Section 7.4	Frustration of Closing Conditions.............................................53
ARTICLE VIII TERMINATION.......................................................................................53

Section 8.1	Termination...............................................................................53

Section 8.2	Procedure for Termination........................................................54
ARTICLE IX INDEMNIFICATION.................................................................................55

Section 9.1	Survival.....................................................................................55

Section 9.2	Indemnification By the Seller....................................................55

Section 9.3	Indemnification By the Buyer...................................................56

Section 9.4	Certain Limitations....................................................................56

Section 9.5	Indemnification Procedures.......................................................57

Section 9.6	Payments...................................................................................59

Section 9.7	Tax Treatment of Indemnification Payments............................59

Section 9.8	Effect of Investigation...............................................................59

Section 9.9	Exclusive Remedies..................................................................59

Section 9.10	Waiver of Non-Reimbursable Losses........................................60

Section 9.11	Determination of Amount of Losses; Mitigation......................60
ARTICLE X ADDITIONAL REMEDIES FOR BREACH OF THIS AGREEMENT.....60

Section 10.1	Buyer’s Investigation; Disclaimer of Representations
and Warranties..........................................................................61
ARTICLE XI GENERAL PROVISIONS..........................................................................61

Section 11.1	Amendment and Modification..................................................61

Section 11.2	Entire Agreement; Assignment..................................................61

Section 11.3	Severability................................................................................62

Section 11.4	Expenses....................................................................................62

Section 11.5	Waiver........................................................................................62

Section 11.6	Counterparts..............................................................................63

Section 11.7	Governing Law..........................................................................63

Section 11.8	Exclusive Jurisdiction...............................................................63

Section 11.9	Waiver of Jury Trial...................................................................63

Section 11.10	Notices and Addresses...............................................................64

Section 11.11	No Partnership; Third-Party Beneficiaries................................65

Section 11.12	Negotiated Transaction..............................................................65

Section 11.13	Time of the Essence..................................................................66

Section 11.14	Specific Performance................................................................66

EXHIBITS
Exhibit A        Form of Buyer Parent Guaranty Agreement
Exhibit B        Form of Seller Parent Guaranty
Exhibit C         Worksheet
Exhibit D         Form of Assignment and Assumption
Exhibit E         Form of Transition Services Agreement
Exhibit F         Form of Affidavit and Indemnity
Exhibit G         Certain Title Matters
Exhibit H        Title Policy Endorsements

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (including the Exhibits and Schedules (as defined below) attached hereto, this “Agreement”) is made as of February 16, 2018 by and among AMID Merger LP, a Delaware limited partnership (the “Seller”), and DKGP Energy Terminals LLC, a Delaware limited liability company (the “Buyer”). The Seller and the Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the Seller owns 100% of the membership interests (the “Interests”) of AMID Refined Products, LLC, a Delaware limited liability company (“AMID Refined Products”), which owns 100% of the issued and outstanding membership interests of each of AMID NLR LLC, a Delaware limited liability company (“AMID NLR”), and AMID Caddo LLC, a Delaware limited liability company (“AMID Caddo” and, together with AMID NLR and AMID Refined Products, the “Companies”);
WHEREAS, upon the terms and subject to the conditions contained in this Agreement, the Seller desires to sell, and the Buyer desires to purchase, the Interests (such purchase is referred to herein as the “Acquisition”);
WHEREAS, each of Delek Logistics Partners, LP, a Delaware limited partnership (“DKL”), and Green Plains Partners LP, a Delaware limited partnership (“GPP”, and each of DKL and GPP, a “Buyer Parent”), is executing and delivering concurrently with the execution of this Agreement, a guaranty agreement with respect to the obligations of the Buyer under this Agreement (the “Buyer Parent Guaranties”), the form of which is attached hereto as Exhibit A; provided that the guaranty obligations of the each Buyer Parent hereunder shall be several as to its 50% share of the Guaranteed Obligations (as defined in the Buyer Parent Guaranties) thereunder, and not joint; and
WHEREAS, American Midstream Partners, LP, a Delaware limited partnership (the “Seller Parent”), is executing and delivering concurrently with the execution of this Agreement, a guaranty of the obligations of the Seller under this Agreement (the “Seller Parent Guaranty”), the form of which is attached hereto as Exhibit B.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
Article I
DEFINITIONS AND DEFINITIONAL PROVISIONS
Section 1.1    Defined Terms. The following terms have the meanings assigned to them in this Section 1.1.

“Acquired Business” means the business of the Companies, which, in the case of AMID NLR, consists of the business of the North Little Rock Refined Products Terminal, and in the case of AMID Caddo, consists of the business of the Caddo Mills Refined Products Terminal.
“Acquired Companies Audited Financial Statements” has the meaning Section 6.18 specifies.
“Acquired Companies Interim Financial Statements” has the meaning Section 6.18 specifies.
“Acquisition” has the meaning the Recitals to this Agreement specify.
“Acquisition Proposal” has the meaning Section 6.15 specifies.
“Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of the Capital Stock of that Person, by contract or otherwise), and the terms “controlled” and “controlling” have the meanings correlative to the foregoing. For the avoidance of doubt, the Companies and their Subsidiaries will be Affiliates of the Seller only before the Closing, and will be Affiliates of the Buyer only after the Closing.
“Agreement” has the meaning the Preamble to this Agreement specifies.
“Allocation” has the meaning Section 6.6(g) specifies.
“Allocation Statement” has the meaning Section 6.6(g) specifies.
“Alternate Buyer” has the meaning Section 11.2(b) specifies.
“AMID Caddo” has the meaning the Recitals to this Agreement specify.
“AMID NLR” has the meaning the Recitals to this Agreement specify.
“AMID Refined Products” has the meaning the Recitals to this Agreement specify.
“Assignment” means an assignment and assumption of membership interests, substantially in the form attached hereto as Exhibit D, pursuant to which the Seller shall convey and assign the Interests to the Buyer.
“Auditing Firm” has the meaning Section 6.18 specifies.
“Auditors” has the meaning Section 2.4(b) specifies.

“Balance Sheet” has the meaning Section 4.15 specifies.
“Balance Sheet Date” has the meaning Section 4.15 specifies.
“Base Purchase Price” has the meaning Section 2.2(a)(i) specifies.
“Buyer” has the meaning the Preamble to this Agreement specifies.
“Buyer 401(k) Plan” has the meaning Section 6.11(d) specifies.
“Buyer Benefit Plans” has the meaning Section 6.11(c) specifies.
“Buyer Disclosure Letter” has the meaning Article V specifies.
“Buyer Indemnitees” has the meaning Section 9.2 specifies.
“Buyer Material Adverse Effect” means an event, circumstance, development, change or effect that, individually or in the aggregate, has materially impaired or delayed, or is reasonably likely to materially impair or delay, the ability of the Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
“Buyer Parent” has the meaning the Recitals to this Agreement specify.
“Buyer Parent Guaranties” has the meaning the Recitals to this Agreement specify, and, in the event of an assignment of this Agreement pursuant to Section 11.2(b), the replacement Buyer Parent Guaranty delivered by DKL in accordance with Section 11.2(b).
“Caddo Mills Refined Products Terminal” has the meaning Section 4.7(a) of the Seller Disclosure Letter specifies.
“Cap” has the meaning Section 9.4 specifies.
“Capital Stock” means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (ii) any other Entity, any share, membership, partnership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.
“Casualty Loss” has the meaning Section 6.14 specifies.
“Claim” means, as asserted (i) against any specified Person, any claim, demand or Proceeding made or pending against the specified Person for Damages to any other Person, or (ii) by the specified Person, any claim, demand or Proceeding of the specified Person made or pending against any other Person for Damages to the specified Person.
“Closing” has the meaning Section 2.5 specifies.

“Closing Cash” means, as of 12:01 a.m. Central Time on the Closing Date, the Companies’ and their Subsidiaries’ consolidated cash balances (net of any overdrafts and restricted cash balances), as adjusted for any deposits in transit, any outstanding checks and any other proper reconciling items, in each case as determined in accordance with the accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies that were used in the preparation of the Balance Sheet, all of which have been made in accordance with GAAP, consistently applied.
“Closing Date” has the meaning Section 2.5 specifies.
“Closing Indebtedness” means all Indebtedness of the Companies and their Subsidiaries as of the Closing.
“Closing Statement” has the meaning Section 2.4(b) specifies.
“Closing Working Capital” has the meaning Section 2.4(b) specifies.
“Code” means the United States Internal Revenue Code of 1986.
“Companies” has the meaning the Recitals to this Agreement specify.
“Confidentiality Agreement” has the meaning Section 6.1(c) specifies.
“Consent” means any consent, release, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person, including any Permit, or, with respect to any equity interests, the waiver of any right of first refusal or similar Lien.
“Continuing Employees” has the meaning Section 6.11(a) specifies.
“Damage” or “Damages” means any out-of-pocket cost, damage, expense (including reasonable fees and expenses of attorneys, consultants and experts and Proceeding costs), fine, penalty, loss, liability and interest.
“Direct Claim” has the meaning Section 9.5(c) specifies.
“Disregarded Entity” has the meaning Section 4.17(i) specifies.
“DKL” has the meaning the Recitals to this Agreement specify.
“Employee Plan” means any employee benefit or compensation arrangement, plan, policy or program, whether written or unwritten or funded or unfunded, that is established, maintained or sponsored by the Seller, a Company or any of their Subsidiaries, or to which the Seller, a Company or any of their Subsidiaries contribute or have an obligation to contribute, on behalf of any of the Seller Dedicated Employees or the nonemployee directors, officers or independent contractors of a Company, including any material plan described in Section 3(3) of ERISA, whether or not tax qualified and whether or not subject to ERISA, and any other pension, benefit, retirement, compensation, employment, profit-sharing, bonus, incentive compensation, performance award, deferred compensation, vacation, sick pay, paid time off, stock purchase, stock option, phantom equity, equity or equity-based award, plan or benefit, unemployment, hospitalization or other medical, life insurance, long- or short-term disability, change of control, retention, severance or fringe benefit, including Employment Agreements, for which the Company has or may have any Liability, or with respect to which Buyer or any of its ERISA Affiliates would reasonably be expected to have any Liability, contingent or otherwise.
“Employment Agreement” means any employment contract between the Seller or any of its Affiliates, other than a Company, and a Seller Dedicated Employee, with respect to the employment of such Seller Dedicated Employee in the Acquired Business.
“Entity” means any corporation, partnership of any kind, limited liability company, unlimited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture or any other entity or organization.
“Environment” has the meaning Section 4.16(f)(i) specifies.
“Environmental Claims” has the meaning Section 4.16(c) specifies.
“Environmental Law” has the meaning Section 4.16(f)(ii) specifies.
“Environmental Permits” has the meaning Section 4.16(b) specifies.
“Environmental Representations” means the representations and warranties made by the Seller in Section 4.16.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning Section 4.13(e) specifies.
“Estimated Closing Cash” has the meaning Section 2.2(b) specifies.
“Estimated Closing Indebtedness” has the meaning Section 2.2(b) specifies.
“Estimated Closing Price Certificate” has the meaning Section 2.2(b) specifies.
“Estimated Closing Working Capital” has the meaning Section 2.2(b) specifies.
“Estimated Purchase Price” has the meaning Section 2.2(b) specifies.
“Existing Surveys” shall mean (i) in the case of the Real Property commonly referred to as Caddo Mills, that certain survey dated November 16, 2012, prepared by U.S. Surveyor, and (ii) in the case of the Real Property commonly referred to as North Little Rock, that certain survey dated November 15, 2012, prepared by U.S. Surveyor.

“Final Purchase Price” has the meaning Section 2.4(b) specifies.
“Financial Statements” has the meaning Section 4.15 specifies.
“Fundamental Representations” means the representations and warranties made by (a) the Seller in Section 3.1, Section 3.2, Section 3.5, Section 3.6, Section 4.1, Section 4.2, Section 4.4 and Section 4.6(a) and (b) by the Buyer in Section 5.1, Section 5.2 and Section 5.8.
“GAAP” means generally accepted accounting principles and practices in the United States as in effect from time to time.
“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any instrumentality, subdivision, court, administrative agency, commission, official or other authority, province, prefect, municipality, or locality thereof, any self-regulated organization or any other non-governmental authority or quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.
“GPP” has the meaning the Recitals to this Agreement specify.
“Hazardous Substance” has the meaning Section 4.16(f)(iii) specifies.
“HSR Act” has the meaning Section 6.4(b)(i) specifies.
“Indebtedness” of any Person means, without duplication, (i) any liability of that Person, whether or not contingent, (A) for borrowed money, (B) arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments) or for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements, in each case other than trade payables arising in the Ordinary Course of Business and not outstanding for more than 120 days after such trade payable was created, (C) evidenced by notes, bonds, debentures or similar instruments, (D) in respect of leases of (or other agreements conveying the right to use) property or other assets which GAAP requires to be classified and accounted for as capital leases or (E) in respect of commodity, currency or interest rate swap, cap or collar agreements or similar arrangements providing for the mitigation of that Person’s commodity, currency or interest rate risks either generally or under specific contingencies between that Person and any other Person; or (ii) any liability of others of the type described in the preceding clause (i) in respect of which that Person has incurred, assumed or acquired a liability by means of a guaranty or which is secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. Notwithstanding the foregoing, the calculation of Indebtedness shall not include any of the principal amount as of the Closing Date of any undrawn letters of credit, nor obligations of a Company or its

Subsidiaries under or with respect to any outstanding checks to the extent same are netted from the Closing Cash.
“Indemnified Party” has the meaning Section 9.5 specifies.
“Indemnifying Party” has the meaning Section 9.5 specifies.
“Intellectual Property” means any and all rights in, arising out of or associated with any of the following in any jurisdiction in the world: (i) patents and patent applications, including all reissues, divisions, continuations, continuations-in-part, provisionals, substitutes, renewals and extensions thereof, and other government issued indicia of invention ownership, (ii) copyrights, and all copyright registrations and copyright applications and any renewals or extensions thereof, (iii) trademarks, service marks, brands, certification marks, trade dress, trade names, logos, slogans, domain names (including internet domain names, social media accounts or user names (including “handles” and associated web addresses, URLs, websites and web pages, and all content and data thereon or related thereto)) and other indicia of origin of use, whether registered or unregistered, and pending applications and renewals for any of the foregoing, together in each case with the goodwill connected with the use of or symbolized thereby, (iv) trade secrets, know-how, proprietary and confidential information, including all proprietary rights in product specifications, compounds, processes, formulae, product or industrial designs, business information, technical and marketing plans and proposals, ideas, concepts, inventions, research and development, information disclosed by business manuals and drawings, technology, technical information, data, databases, research records, customer, distributor and supplier lists and similar data and information and all other confidential or proprietary technical or business information and materials and all rights therein and (v) all other intellectual or industrial property or proprietary rights.
“Interests” has the meaning the Recitals to this Agreement specify.
“Inventory Date” has the meaning Section 6.20 specifies.
“Inventory Reconciliations” has the meaning Section 6.20 specifies.
“JP Energy Acquisition Date” means March 8, 2017.
“JV Buyer” has the meaning Section 11.2(b) specifies.
“Law” or “Laws” means (i) any law (including common law), statute, treaty, decree, code, ordinance, order, rule, regulation, judgment, injunction, or other legally-binding requirement of any Governmental Authority in effect at such time or (ii) any legally-binding obligation included in any Permit or resulting from binding arbitration, including any requirement under common law.
“Lien” means, with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom), any mortgage, easement, lien

(statutory or other), encroachment, right of way, security interest, pledge, attachment, levy, option, debt, right of first refusal or other restriction of any kind (including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership), charge or encumbrance thereupon or in respect thereof.
“Losses” shall mean all losses, costs, interest, charges, obligations, liabilities, Proceedings, settlement payments, awards, judgments, fines, penalties, damages, assessments, deficiencies of whatever kind, or associated reasonable expenses, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; provided, however, that any claim for Losses pursuant to the indemnities in Article IX shall be reduced by any payment (including payments on account of insurance of the Companies) actually received from a third party or otherwise actually recovered from third parties. For all purposes in this Agreement, the term “Losses” shall not include any Non-Reimbursable Losses.
“Material Agreement” has the meaning Section 4.12(a) specifies.
“Non-Acquired Business Liabilities” means liabilities of the Companies unrelated to the Acquired Business as conducted as of the Closing, including liabilities with respect to discontinued operations, and liabilities with respect to assets or properties sold or otherwise disposed of by the Seller prior to the Closing that are unrelated to the Acquired Business as conducted as of the Closing Date.
“Non-Reimbursable Losses” has the meaning Section 9.10 specifies.
“North Little Rock Refined Products Terminal” has the meaning Section 4.7(a) of the Seller Disclosure Letter specifies.
“Noticed Post-Closing Claim” has the meaning Section 6.17(a) specifies.
“OFAC” has the meaning Section 4.10(c) specifies.
“Ordinary Course of Business” means, with respect to the Companies, the ordinary course of business of the Acquired Business, consistent with past practices.
“Organization Jurisdiction” means, as applied to (i) any corporation, the federal, state or other jurisdiction of incorporation, (ii) any limited liability company or limited partnership, the federal, state or other jurisdiction under whose Laws it is formed, organized and existing in that legal form, and (iii) any other Entity, the federal, state or other jurisdiction whose Laws govern that Entity’s internal affairs.
“Organizational Documents” means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles or certificate of formation, incorporation or organization (or the equivalent organizational or constituent documents) of that Entity, (ii) the articles of association, bylaws, limited liability company agreement, limited partnership agreement or regulations (or the equivalent governing documents) of that Entity and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity’s Capital Stock.
“Outside Date” has the meaning Section 8.1(b)(i) specifies.
“Party” and “Parties” have the meanings the Preamble to this Agreement specifies.
“Permit” means any authorization, consent, approval, permit, franchise, certificate, certification, license, implementing order or exemption of, or registration with any Governmental Authority.
“Permitted Liens” means (i) Liens for Taxes not yet due or payable; (ii) Liens of carriers, warehousemen, mechanics, laborers, materialmen and other similar Liens arising or incurred in the Ordinary Course of Business for amounts not yet due or payable or that are being contested in good faith in appropriate Proceedings and for which adequate reserves have been established in the Financial Statements provided such Liens under this clause (ii) do not exceed $7,500,000 in the aggregate, (iii) Liens caused or created by or on behalf of the Buyer, (iv) provided that such matter does not secure obligations for the payment of money or would not reasonably be expected, either individually or in the aggregate, to materially interfere with the operation of the Acquired Business as it is currently conducted, those certain title matters listed on Exhibit G attached hereto, as well as any other easements, rights-of-way, restrictions and other similar encumbrances arising or incurred in the Ordinary Course of Business, (v) any imperfection or irregularity of title that would not be reasonably expected to materially interfere with the operation of the Acquired Business as it is currently conducted, (vi) any interest of title of a lessor of any assets being leased pursuant to a lease classified as an operating lease under GAAP, (vii) provided that such matter does not secure obligations for the payment of money or would not reasonably be expected, either individually or in the aggregate, to materially interfere with the operation of the Acquired Business as it is currently conducted, any matter shown on the Existing Surveys and any other matter that would be shown on a current survey, (viii) provided that such matter does not secure obligations for the payment of money or would not reasonably be expected, either individually or in the aggregate, to materially interfere with the operation of the Acquired Business as it is currently conducted, the Deed Restriction made by JP Energy ATT, LLC, recorded on March 30, 2017 in Pulaski County, AR as Document No. 2017019684 and (ix) Liens that will be released prior to or upon the Closing of the Acquisition.
“Person” means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority.
“Post-Closing Claims” has the meaning Section 6.17(a) specifies.
“Pre-Closing Occurrence Based Policies” has the meaning Section 6.17(a) specifies.
“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Period Tax Return” means any Tax Return relating to a Pre-Closing Period.
“Pre-Closing Taxes” means, without duplication, (i) any and all Taxes of or imposed on any of the Companies and their Subsidiaries for any and all Pre-Closing Periods and (ii) any and all Taxes of or imposed on any of the Companies and their Subsidiaries for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 6.6(a) hereof).
“Proceeding” means any action, case, proceeding, cause of action, litigation, arbitration, citation, summons, claim, grievance, suit or investigation or other proceeding conducted by or pending before any Governmental Authority or any arbitrator.
“Purchase Price” has the meaning Section 2.2(a) specifies.
“Real Property” has the meaning Section 4.7(a) specifies.
“Release” has the meaning Section 4.16(f)(iv) specifies.
“Remedial Action” has the meaning Section 4.16(f)(v) specifies.
“Representatives” means, with respect to any Person, the directors, officers, managers, employees, Affiliates, accountants, advisors, attorneys, consultants or other agents of that Person, or any other representatives of that Person.
“Restricted Business” has the meaning Section 6.16(a) specifies.
“Restricted Marks” has the meaning Section 6.12 specifies.
“Restricted Period” has the meaning Section 6.16(a) specifies.
“Schedules” means the Seller Disclosure Letter and the Buyer Disclosure Letter.
“Seller” has the meaning the Preamble to this Agreement specifies.
“Seller Dedicated Employees” means the employees of the Seller or any of its Affiliates, other than a Company, who provide services to a Company solely in connection with the Acquired Business.
“Seller Disclosure Letter” has the meaning Article III specifies.
“Seller Indemnitees” has the meaning Section 9.3 specifies.
“Seller Insurance Policies” has the meaning Section 4.20 specifies.
“Seller Material Adverse Effect” means an event, circumstance, development, change or occurrence that, individually or in the aggregate, (i) is reasonably expected to materially impair or delay the ability of the Seller to perform its obligations under this

Agreement and to consummate the transactions contemplated hereby or (ii) has had or would be reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations, or the value, of the Acquired Business, taken as a whole; provided, however, that, in each case, no event, circumstance, development, change or occurrence resulting from any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been or would reasonably be expected to be, a Seller Material Adverse Effect: (A) changes in global or national economic conditions, including changes in prevailing interest rates, financial, credit, securities, currency or exchange rate market conditions or the price of commodities or raw materials used by the Companies, (B) changes or trends in the industry in which the Companies or any of their customers operate (including the demand for, and availability and pricing of, raw materials, crude oil, refined products or other commodities, and the marketing and transportation thereof) or in which the services of the Companies are used, (C) changes in global or national political conditions, including the outbreak, continuation or escalation of war (whether or not declared), hostilities, sabotage, military conflict or acts of terrorism, (D) earthquakes, hurricanes, floods, acts of God or other natural disasters, (E) changes (or proposed changes) in applicable Law or the interpretation, enforcement or implementation thereof or changes (or proposed changes) in GAAP or international financial reporting standards, or the interpretation thereof, (F) any failure by a Company or its Subsidiaries to meet any internal or third party projections or forecasts or estimates of revenue, earnings or other performance measures or operating statistics for any period (provided, however, that this clause (F) shall not operate to exclude from the definition of “Seller Material Adverse Effect” any set of facts or circumstances that give rise or contribute to any such failure unless otherwise excluded hereunder, (G) changes, including impacts on relationships with customers, suppliers, employees, labor organizations or Governmental Authorities, in each case solely attributable to the execution, announcement, pendency or consummation of this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, including as a result of the identity of the Buyer or plans or announced intentions of the Buyer with respect to the Companies, (H) any effect arising out of any action taken or omitted to be taken by the Seller or the Companies at the request, or with the prior written consent, of the Buyer pursuant to this Agreement or (I) any event, circumstance, development, change or occurrence that is cured by a Company or the Sellers; provided, however, that events, circumstances, developments, changes or occurrences set forth in clauses (A) through (E) above may be taken into account in determining whether there has been or would reasonably be expected to have a Seller Material Adverse Effect if and only to the extent such events, circumstances, developments, changes or effects have a materially disproportionate adverse effect on the Companies, taken as a whole, in relation to others in the industry in which the Companies operate.
“Seller Parent” has the meaning the Recitals to this Agreement specify.
“Seller Parent Guaranty” has the meaning the Recitals to this Agreement specify.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Return” means any Tax Return relating to a Straddle Period.
“Starting Inventory” has the meaning Section 6.20 specifies.
“Subsidiary” of any specified Person at any time means any Entity of which (i) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member or (ii) at least a majority of the Capital Stock having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such Entity is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.
“Target Working Capital” means an amount equal to $2,500,000.
“Tax” or “Taxes” means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes or other tax of any kind whatsoever, whether disputed or not, together with all interest, penalties and additions imposed with respect thereto; (ii) any liability for the payment of any item described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law; (iii) any liability for the payment of any item described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such item; or (iv) any successor liability for the payment of any item described in clause (i), (ii) or (iii) of any other Person, including by reason of being a party to any merger, consolidation, conversion or otherwise.
“Tax Representations” means the representations and warranties made by the Seller in Section 4.17.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other forms or documents relating to Taxes, including any schedule or attachment thereto and any related or supporting information, and including any amendment thereof.
“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.
“Terminals” means the Caddo Mills Refined Products Terminal and the North Little Rock Refined Products Terminal.
“Territory” has the meaning Section 6.16(a) specifies.

“Third-Party Claim” has the meaning Section 9.5(a) specifies.
“Third-Party Provisions” has the meaning Section 11.11 specifies.
“Threshold Amount” has the meaning Section 9.4(b) specifies.
“Title Company” means the Chicago Title Insurance Company or such other national title insurance company or companies as may issue Title Policies with respect to the owned Real Property of the Acquired Business pursuant to Section 6.19.
“Title Policies” has the meaning Section 6.19 specifies.
“Transaction Documents” means this Agreement, the Seller Parent Guaranty, the Buyer Parent Guaranties, the Assignment and the other written ancillary agreements, documents, instruments and certificates executed under or in connection with this Agreement.
“Transfer Taxes” means all sales (including bulk sales), use, transfer, documentary, registration, conveyance, excise, stamp or similar Taxes incurred in connection with the sale of the Companies to the Buyer pursuant to this Agreement.
“Transition Services Agreement” means the Transition Services Agreement between the Seller and the Buyer, in the form of Exhibit E, and the schedules thereto.
“Treasury Regulations” means the income Tax regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time. Any reference herein to a specific section of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, proposed or final Treasury Regulation.
“Working Capital” means, as of any date of determination, the amount, which may be positive or negative, equal to the Companies’ and their Subsidiaries’ total current assets (excluding deferred Tax assets established to reflect timing differences between book and Tax income and cash balances included in the calculation of Closing Cash) on a consolidated basis as of such date minus the Companies’ and their Subsidiaries’ total current liabilities (excluding deferred Tax liabilities established to reflect timing differences between book and Tax income, deferred revenue, Indebtedness and any accruals for Pre-Closing Taxes) on a consolidated basis as of such date, in each case prepared in accordance with the accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies (whether with regard to reserves or otherwise) that were used in the preparation of the Balance Sheet; provided, however, that the calculation of Working Capital as of the Closing Date (i) shall not reflect any accruals or reserves except as are calculated using the same procedures, using the same methodologies, as the applicable line items on the Balance Sheet, in accordance with GAAP, consistently applied, and (ii) is not intended to introduce any new or alternative accounting policies or methodologies. For avoidance of doubt, the Worksheet sets forth the calculation of Working Capital as of December 31, 2017.
“Working Capital Deficit” means the amount, if any, by which the Closing Working Capital is less than the Target Working Capital.
“Working Capital Excess” means the amount, if any, by which the Closing Working Capital is more than the Target Working Capital.
“Worksheet” has the meaning Section 2.2(b) specifies.
Section 1.2    Other Defined Terms. Words and terms used in this Agreement that other Sections of this Agreement defined are used in this Agreement as those other Sections define them.
Section 1.3    Other Definitional Provisions.
(a)    Except as this Agreement otherwise specifies, all references herein to any Law shall be deemed to refer to that Law or any successor Law, as the same may have been amended or supplemented from time to time through the date hereof, and any rules or regulations promulgated thereunder.
(b)    All references herein to any agreement or contract shall be deemed to refer to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.
(c)    All Exhibits and Schedules (including the Seller Disclosure Letter and Buyer Disclosure Letter) attached hereto or referred to herein are hereby incorporated hereto by referenced and made part of this Agreement as if set forth in full herein.
(d)    The words “herein,” “hereof” and “hereunder” and words of similar import to refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article,” “Section,” “Recitals,” “Preamble,” “Schedule” and “Exhibit” refer to Articles and Sections of, the Recitals to, and Schedules and Exhibits to, this Agreement unless it otherwise specifies.
(e)    Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.
(f)    As used in this Agreement, the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, the word “or” shall be disjunctive but not exclusive and the words “shall” and “will” are used interchangeably and have the same meaning.
(g)    As used in this Agreement, the term “business day” means any day other than a day on which commercial banks are authorized or required to close in Houston, Texas.

(h)    The phrase “to the knowledge of the Seller” or any similar phrase means the actual knowledge, after due inquiry of all direct reports, of any individual set forth on Section 1.3(h) of the Seller Disclosure Letter; and the phrase “to the knowledge of the Buyer” or any similar phrase means the actual knowledge, after due inquiry of all direct reports, of any individual set forth on Section 1.3(h) of the Buyer Disclosure Letter.
(i)    As used in this Agreement, all references to “dollars” or “$” mean United States dollars.
(j)    Whenever this Agreement refers to a number of days, such number shall be deemed to refer to calendar days unless business days are specified. Whenever any action must be taken hereunder on or by a day that is not a business day, then such action may be validly taken on or by the next day that is a business day.
(k)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with GAAP.
Section 1.4    Captions. This Agreement includes captions to Articles, Sections and subsections of this Agreement and the Schedules and Exhibits thereto for convenience of reference only, and these captions do not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.
ARTICLE II
THE ACQUISITION
Section 2.1    Purchase and Sale of the Interests. At the Closing, on the terms and subject to the conditions of this Agreement, the Seller shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Seller’s rights, title and interest in and to the Interests free and clear of all Liens (other than Liens in effect on or prior to the Closing Date that will be released upon payment of the Purchase Price and restrictions on transfer that may be imposed by state or federal securities Laws).
Section 2.2    Purchase Price.
(a)    The aggregate purchase price for the Interests (as it may be adjusted in accordance with this Agreement, the “Purchase Price”) shall equal the sum of:
(i)    $138,500,000 (the “Base Purchase Price”);
(ii)    plus an amount equal to the Working Capital Excess (if any);
(iii)    minus an amount equal to the Working Capital Deficit (if any);
(iv)    plus an amount equal to the Closing Cash (if any); and
(v)    minus an amount equal to the Closing Indebtedness (if any).

(b)    At least two business days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a certificate of the Chief Financial Officer or equivalent officer of the Seller (the “Estimated Closing Price Certificate”) setting forth the Seller’s good faith estimate of the Purchase Price (the “Estimated Purchase Price”), which shall include a reasonably detailed calculation of the good faith estimated amount, calculated in accordance with the worksheet attached hereto as Exhibit C (“Worksheet”), of (i) Closing Working Capital (“Estimated Closing Working Capital”), (ii) Closing Cash (“Estimated Closing Cash”), and (iii) Closing Indebtedness (“Estimated Closing Indebtedness”). An amount equal to the Estimated Purchase Price shall be payable at the Closing as described in Section 2.3 below and shall be subject to adjustment as provided in Section 2.4 below.
Section 2.3    Payment of the Purchase Price and Other Amounts. At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Article VII, the Buyer shall pay:
(a)    to the Seller the Estimated Purchase Price by wire transfer of immediately available funds to an account of the Seller (which account shall be designated by the Seller at least two business days prior to the Closing Date); and
(b)    to the Persons entitled thereto, the amount of Closing Indebtedness, as set forth in the Estimated Closing Price Certificate, for which the Seller shall have delivered to the Buyer payoff letters (including wire transfer instructions) from or on behalf of the Companies not less than two business days prior to the Closing Date, which payoff letters shall be in form and substance satisfactory to the Buyer and shall provide for the holders of such Closing Indebtedness to deliver to the Companies all related releases of Liens securing such Closing Indebtedness effective as of the Closing.
Section 2.4    Purchase Price Adjustments.
(a)    The Parties agree that, so long as any distributions made are reflected in the Estimated Closing Price Certificate and in the Closing Working Capital and in any adjustments to the Purchase Price pursuant to Section 2.4(c), the Seller shall have the right, at or prior to the delivery of the Estimated Closing Price Certificate and upon written notice to the Buyer, to cause each of the Companies and their Subsidiaries to distribute cash, accounts receivable and any other working capital items to the Seller or its Affiliates, by one or more dividends and/or other distributions.
(b)    Within 45 calendar days following the Closing, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller a statement (the “Closing Statement”), which shall include (i) a consolidated balance sheet of the Companies as of 12:01 a.m. Central Time on the Closing Date, (ii) a calculation of the total Working Capital of the Companies as of 12:01 a.m. Central Time on the Closing Date determined pursuant to the Worksheet from such balance sheet (the “Closing Working Capital”), (iii) a calculation of the Working Capital Deficit or the Working Capital Excess, as the case may be, (iv) a calculation of Closing Cash, (v) a calculation of Closing Indebtedness and (vi) the Buyer’s determination of the final Purchase Price (the “Final Purchase Price”) resulting therefrom. The Seller shall have a period of 30 calendar days after delivery of the Closing Statement to review (and cause the Seller’s auditors to review) such documents and make any objections it may have in writing to the Buyer. For purposes of the Seller’s evaluation of the Closing Statement, the Buyer shall, and shall cause the Companies and their Subsidiaries to, make available or provide reasonable access to the Seller and its Representatives, upon advance notice and during normal business hours, all information, books, records, data and working papers created or used in connection with the preparation of the Closing Statement; and shall permit reasonable access, upon advance notice and during normal business hours, to the facilities and personnel of the Companies and their Subsidiaries as may be reasonably requested by the Seller and its Representatives to analyze the Closing Statement. If the Seller delivers written objections to the Buyer within such 30-day period, then the Buyer and the Seller shall attempt to resolve the matter or matters in dispute. If no written objections are made by the Seller within such 30-day period, then such Closing Statement shall be final and binding on the Parties. If disputes with respect to such Closing Statement cannot be resolved by the Buyer and the Seller within 30 calendar days after timely delivery of any objections thereto, then, at the request of the Buyer or the Seller, the specific matters in dispute (but no others) shall be submitted to Grant Thornton LLP or such other independent accounting firm as may be approved by the Seller and the Buyer (the “Auditors”), which firm shall render its opinion as to such specific matters. The Seller and the Buyer shall enter into a customary engagement letter with the Auditors. If no such referral is made within 45 days after the delivery of the objections, then such Closing Statement shall be final and binding on the Parties. The matters to be resolved by the Auditors shall be limited to the remaining unresolved disputes between the Buyer and the Seller. The Auditors shall promptly deliver to the Buyer and the Seller a written report setting forth its resolution of the disputes along with its determination of the Final Purchase Price, which determination shall be made in accordance with the Worksheet and the definitions and principles set forth in this Agreement and shall be final and binding on the Parties. The Auditors shall be limited to awarding only one or the other of the Buyer’s proposal (considered in the aggregate), on the one hand, or the Seller’s proposal (considered in the aggregate), on the other hand, as to each disputed item and shall have no authority to select or propose to the Parties any resolution other than as set forth in one of such two proposals originally submitted to the Auditors. Judgment may be entered upon the determination of the Auditors in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Auditors shall be borne by the Parties as designated by the Auditors, which designation shall be based upon the inverse proportion of the amount of disputed items resolved in favor of such Party (i.e., so that the prevailing Party bears a lesser amount of such fees and expenses).
(c)    If the Estimated Purchase Price is greater than the Final Purchase Price, then within two business days following the final determination thereof, the Seller shall pay the Buyer by wire transfer in immediately available funds to the account designated by the Buyer the amount of such excess, plus interest thereon at 6% per annum, calculated on the basis of the actual number of days elapsed divided by 365, from (and including) the date that is five business days after the date on which the Final Purchase Price is finally determined under Section 2.4(b) to (but excluding) the date of such payment. If the Final Purchase Price is greater than the Estimated Purchase Price, then within two business days following the final determination thereof, the Buyer will pay the Seller by wire transfer in immediately available funds to the account designated by the Seller the amount of such excess plus interest thereon at 6% per annum, calculated on the basis of the actual number of days elapsed divided by 365, from (and including) the date that is 5 business days after the date on which the Final Purchase Price is finally determined under Section 2.4(b) to (but excluding) the date of such payment.
Section 2.5    Time and Place of the Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Sidley Austin LLP, 1000 Louisiana, Suite 6000, Houston, Texas 77002, on the second business day after the date on which the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the fulfillment or waiver of those conditions) shall occur, or at such other time or on such other date as the Parties agree in writing (the “Closing Date”).
Section 2.6    Closing Deliverables.
(a)    At the Closing, the Buyer will make the payments specified in Section 2.3 and will deliver, or cause to be delivered, to the Seller, as applicable:
(i)    the officer’s certificate contemplated by Section 7.3(c);
(ii)    a duly executed Assignment;
(iii)    a certificate duly executed by the secretary or any assistant secretary of the Buyer, dated as of the Closing, attaching and certifying on behalf of the Buyer (A) the Organizational Documents of the Buyer and (B) the resolutions of the board of directors (or other appropriate governing body) of the Buyer authorizing the execution, delivery and performance by the Buyer of the Transaction Documents to which it is a party and the transactions contemplated thereby;
(iv)    a duly executed counterpart of the Transition Services Agreement; and
(v)    such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required or requested by the Seller to consummate the transactions contemplated hereby.
(b)    At the Closing, the Seller will deliver, or cause to be delivered, to the Buyer:
(i)    a duly executed Assignment;
(ii)    the officer’s certificates contemplated by Section 7.2(d);
(iii)    a certificate duly executed by the secretary or any assistant secretary of the Seller, dated as of the Closing, attaching and certifying on behalf of the Seller (A) the Organizational Documents of the Seller and (B) the resolutions of the board of directors of the Seller authorizing the execution, delivery and performance by the Seller of the Transaction Documents to which it is a party and the transactions contemplated thereby;

(iv)    a properly completed certificate described in Treasury Regulations Section 1.1445-2 dated on or before the Closing Date stating that the Seller (or Seller’s regarded parent if Seller is a disregarded entity) is not a foreign person;
(v)    resignation letters from the individuals listed on Section 2.6(b)(v) of the Seller Disclosure Letter;
(vi)    a good standing certificate (or its equivalent) for each Company from the Secretary of State or similar Governmental Authority of the jurisdiction of formation or organization of such Company, in each case dated as of a date within five Business Days before the Closing Date;
(vii)    copies of the third party consents and approvals identified in Section 3.3(c) and Section 4.3(c) of the Seller Disclosure Letter;
(viii)    the Inventory Reconciliations;
(ix)    a duly executed counterpart of the Transition Services Agreement; and
(x)    such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required or requested by the Buyer to consummate the transactions contemplated hereby.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in the corresponding Section of the letter delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Letter”), the Seller hereby represents and warrants to the Buyer as follows:
Section 3.1    Organization. Each of the Seller and the Seller Parent is a limited partnership that is duly organized, validly existing and in good standing under the Laws of the State of Delaware.
Section 3.2    Authorization; Enforceability.
(a)    Each of the Seller and the Seller Parent has the requisite limited partnership power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the transactions contemplated by each Transaction Document. The execution and delivery by the Seller and the Seller Parent of the Transaction Documents to which it is a party, the performance by the Seller and the Seller Parent of its respective obligations under each Transaction Document to which it is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite limited partnership action of the Seller and the Seller Parent and no other limited partnership or other organizational proceedings on the part of the Seller or the Seller Parent are necessary to authorize the Transaction Documents to which the Seller or the Seller Parent is or will be party.
(b)    This Agreement has been, and each of the other Transaction Documents to which the Seller or the Seller Parent is or will be a party are, or when executed and delivered by the parties thereto will be, duly executed and delivered by the Seller or the Seller Parent, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, the Seller’s or the Seller Parent’s, as applicable, legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).
Section 3.3    No Conflicts; Consents and Approvals. The execution and delivery of this Agreement, the performance by the Seller or the Seller Parent, as applicable, of its respective obligations under the Transaction Documents to which it is a party in accordance with their terms and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(a)    violate, breach or constitute a default under the Organizational Documents of the Seller or the Seller Parent or any material contract to which the Seller or the Seller Parent is a party;
(b)    violate any Law applicable to the Seller or the Seller Parent; and
(c)    except pursuant to the agreements governing Indebtedness of the Seller or its Affiliates identified in Section 3.3(c) of the Seller Disclosure Letter (which consents and approvals shall be obtained by Seller prior to the Closing), require any consent or approval of any third party under any material agreement to which the Seller or the Seller Parent is bound or of any Governmental Authority under any Law applicable to the Seller, the Seller Parent or the Companies.
Section 3.4    Litigation. There is no Proceeding pending and publicly filed, or to the knowledge of the Seller, threatened in writing, to which the Seller or the Seller Parent is or may become a party that seeks to prevent, enjoin, alter or delay the transactions contemplated by the Transaction Documents.
Section 3.5    Ownership of the Interests. The Seller holds of record, owns beneficially, and has good, valid and marketable title to the Interests, free and clear of all Liens (other than Liens in effect on or prior to the Closing Date that will be released upon payment of the Purchase Price and restrictions on transfer that may be imposed by state or federal securities Laws).
Section 3.6    Brokers. Except for fees that will paid at or prior to the Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Seller or any of its Affiliates.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANIES AND THEIR SUBSIDIARIES
Except as set forth in the correspondingly numbered Section of the Seller Disclosure Letter, the Seller represents and warrants to the Buyer as follows, with respect to the Companies:
Section 4.1    Organization. Section 4.1 of the Seller Disclosure Letter sets forth the Organization Jurisdiction of each Company, each of which is duly organized, validly existing and in good standing under the Laws of its Organization Jurisdiction, and has all requisite corporate or other entity power and authority under those Laws and their respective Organizational Documents to own, lease or otherwise hold its respective properties and assets and to carry on its business as it has been and is conducted as of the date hereof. Each of the Companies is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary. The Seller has made available to the Buyer complete and correct copies of the Organizational Documents of each Company, each as amended to date.
Section 4.2    Authorization; Enforceability.
(a)    Each Company has the requisite limited liability company or other entity power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the transactions contemplated by the Transaction Documents. The execution and delivery by each Company of the Transaction Documents to which it is a party, the performance by such Company of its obligations under each Transaction Document to which such Company is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite limited liability company or other entity action by each Company, as applicable, and no other limited liability company or other entity or other organizational proceedings on the part of a Company are necessary to authorize the Transaction Documents to which such Company is or will be a party.
(b)    Each of the Transaction Documents to which a Company will be a party, when executed and delivered by the parties thereto, will be duly executed and delivered by such Company and, assuming the due authorization, execution and delivery of such Transaction Documents by the other parties thereto, upon execution will constitute such Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).
Section 4.3    No Conflicts; Consents and Approvals. The execution and delivery of the Transaction Documents, and the consummation of the transactions contemplated thereby, do not and will not:

(a)    violate, breach or constitute a default under the Organizational Documents of a Company or any Material Agreement;
(b)    violate any Law applicable to a Company; and
(c)    require any consent or approval of any third party under any Material Agreement or of any Governmental Authority under any Law applicable to a Company.
Section 4.4    Equity Interests. The Seller is the record and beneficial owner of the Interests and AMID Refined Products is the record and beneficial owner of 100% of the membership interests of each of AMID Caddo and AMID NLR. All of such issued and outstanding Capital Stock of each Company is duly authorized and validly issued and is fully paid and non-assessable. There are no outstanding (a) securities of a Company convertible into or exchangeable for membership interests or voting securities of such Company, (b) options or other rights to acquire from a Company, or other obligation of a Company to issue, any membership interests, voting securities or securities convertible into or exchangeable for membership interests or voting securities of such Company and (c) obligations of a Company to repurchase, redeem or otherwise acquire any securities of such Company. The Interests were issued in compliance with applicable Laws and were not issued in violation of the Organizational Documents of the applicable Company or any other agreement, arrangement or commitment to which Seller or the applicable Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests.
Section 4.5    No Subsidiaries. Except as set forth in Section 4.5 of the Seller Disclosure Letter, none of the Companies owns, directly or indirectly, any Capital Stock or other ownership interest in any other Entity.
Section 4.6    Title to Assets; Related Matters.
(a)    Each Company has good and marketable title to, or a valid leasehold interest in, all of their respective tangible personal property and assets related to the Acquired Business, free and clear of all Liens other than Permitted Liens.
(b)    All equipment and other items of tangible personal property and assets of each Company are in good operating condition and capable of being used for their intended purposes (ordinary wear and tear excepted) and are usable in the Ordinary Course of Business.
(c)    The tangible personal property currently owned or leased by the Companies, together with all other properties and assets of the Companies, are sufficient for the continued conduct of the Acquired Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property or assets necessary to the conduct of the Acquired Business as currently conducted.

Section 4.7    Real Property.
(a)    Section 4.7(a) of the Seller Disclosure Letter contains, as of the date of this Agreement, a complete list of all real property owned by or leased by a Company and used in connection with the Acquired Business (the “Real Property”), indicating whether the property is owned or leased.
(b)    Each of the Companies (i) has good, valid and marketable title to the owned Real Property set forth on Section 4.7(a) of the Seller Disclosure Letter, including facilities, structures and other improvements thereon purported to be owned by it, in each case free and clear of Liens other than Permitted Liens, (ii) has a good and valid leasehold interest in the leased Real Property set forth on Section 4.7(a) of the Seller Disclosure Letter, including facilities, structures and other improvements thereon leased to it pursuant to the leases identified in Section 4.7(a) of the Seller Disclosure Letter, in each case free and clear of Liens other than Permitted Liens and (iii) is the holder and enjoys the benefit of the easements and similar rights in the Real Property that such Company purports to hold or to which such Company purports to have any rights, and the rights of such Company with respect to each such easement or similar right are in full force and effect. The Seller has made available to the Buyer complete and correct copies of the deeds, leases, and other instruments (as recorded) by which the applicable Company acquired the Real Property, and copies of all title insurance policies, title opinions and abstracts and surveys, in each case that are in the possession of the Seller or the Companies and that relate to the Real Property, and of all Real Property leases applicable to the Companies, including those set forth in Section 4.7(a) of the Seller Disclosure Letter. The use and operation of the Real Property in the conduct of the Acquired Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.
(c)    With respect to the owned Real Property, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Real Property or any portion thereof, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Real Property or any portion thereof.
(d)    Except as set forth on Schedule 4.7(b) of the Seller Disclosure Letter, no Company has (i) leased, subleased or licensed any of its respective interests in any Real Property or (ii) any outstanding or contingent payment obligations under any brokerage agreement or similar arrangement with respect to any Real Property.
(e)    Subject to the Permitted Liens, each Company presently enjoys peaceful and undisturbed possession of its respective Real Property sufficient for the continued conduct of the business of such Company as presently conducted. Without limiting the foregoing, there are no pending or, to the knowledge of the Seller, threatened eminent domain, condemnation, rezoning or other similar proceedings against any Company or with respect to any Real Property nor has any eminent domain or condemnation occurred with respect to any Real Property.
(f)    To the knowledge of the Seller, no Company has received any written notice alleging that such Company is in violation of any covenant, condition, restriction, easement, or governmental order to which any of such Company’s Real Property is bound or subject (other than matters that have been resolved), and there are no pending or, to the knowledge of the Seller, threatened proceedings with respect thereto. Subject to Permitted Liens, from the JP Energy Acquisition Date to the date of this Agreement, and to the knowledge of the Seller, from January 1, 2015 to the JP Energy Acquisition Date, the Seller has all material agreements, easements or other rights that are required or necessary to permit the continued operation of the buildings and improvements on the Real Property in a manner consistent with their present use or that are required or necessary to permit the continued operation of all utilities, parking areas, driveways, roads and other means of egress and ingress to and from the Real Property in a manner consistent with their present use.
(g)    There are no material tax abatements or exemptions specifically affecting any Real Property. Each Company has not received written or, to the knowledge of the Seller, oral notice of any special, general or other assessments or any proposed increase in the assessed valuation against such Company or affecting any Real Property.
Section 4.8    Litigation.
(a)    There is no Proceeding pending and publicly filed, or to the knowledge of the Seller, threatened in writing, against a Company or pertaining to the Acquired Business that would be reasonably expected to result in a material liability to any Company.
(b)    Notwithstanding the foregoing, no representation or warranty in this Section 4.8 is made with respect to (i) employee and employee benefit matters, which are covered exclusively by the provisions set forth in Section 4.13 and Section 4.14, (ii) environmental matters, which are covered exclusively by the provisions set forth in Section 4.16, (iii) matters relating to Taxes, which are covered exclusively by the provisions set forth in Section 4.17, or (iv) intellectual property matters, which are covered exclusively by the provisions set forth in Section 4.18.
Section 4.9    Absence of Certain Changes. Since the Balance Sheet Date, (a) the Companies have conducted the Acquired Business in the Ordinary Course of Business and (b) no event, development or occurrence has occurred that has had, or would be reasonably be expected to have, a Seller Material Adverse Effect.
Section 4.10    Compliance with Law.
(a)    From the JP Energy Acquisition Date to the date of this Agreement, and to the knowledge of the Seller, from January 1, 2015 to the JP Energy Acquisition Date, the Acquired Business is, and has been conducted, in compliance with all applicable Laws in all material respects.
(b)    Without limiting the generality of Section 4.10(a), neither the Seller nor any of its directors, officers, employees, contractors, consultants, or to the knowledge of the Seller, any of its agents, representatives, distributors, manufacturers or any other Person acting on behalf of the Seller, directly or indirectly, has, with respect to the Acquired Business, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity; or (ii) made any unlawful payment (in cash or other property or services) to any

Governmental Authority, any employee of a Governmental Authority or to any foreign or domestic political party or campaign or violated in any respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the anti-corruption laws of any other jurisdiction in which Companies operate the Acquired Business or conduct activities directly or indirectly related to the Acquired Business, or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions.
(c)    The Seller is, and has been, in compliance with all applicable Laws relating to economic sanctions and trade embargoes. Without limiting the foregoing, the Seller does not have, directly or indirectly, a business or financial relationship with or delivered any products or services to any geographic regions or governments targeted by the sanctions programs administered by the U.S. Office of Foreign Asset Controls (“OFAC”) or to any Person, private or public, appearing on OFAC’s list of Specially Designated Nationals and Blocked Persons.
(d)    The Seller is in material compliance with all applicable Laws relating to export controls.
Notwithstanding the foregoing, no representation or warranty in this Section 4.10 is made with respect to (a) employee and employee benefit matters, which are covered exclusively by the provisions set forth in Section 4.13 and Section 4.14, (b) environmental matters, which are covered exclusively by the provisions set forth in Section 4.16, (c) matters relating to Taxes, which are covered exclusively by the provisions set forth in Section 4.17, or (d) intellectual property matters, which are covered exclusively by the provisions set forth in Section 4.18.
Section 4.11    Permits. As of the date of this Agreement, each of the Companies holds all material Permits required or necessary to conduct the Acquired Business as currently conducted by such Company, which such material Permits are set forth in Section 4.11 of the Seller Disclosure Letter, and, to the knowledge of the Seller, no event has occurred that, with or without notice or the lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit; provided, however, that no representation or warranty in this Section 4.11 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 4.16.
Section 4.12    Material Agreements.
(a)    Section 4.12(a) of the Seller Disclosure Letter lists the following contracts or agreements related to a Company or the Acquired Business and to which a Company is a party as of the date of this Agreement (each such contract or agreement, a “Material Agreement”):
(i)    terminaling agreements, throughput agreements, transportation agreements, supply agreements, connection agreements, reimbursement agreements, access agreements, storage agreements and other services agreements related to the Acquired Business (including agreements with Governmental Authorities for receipt or delivery of goods or services), in each case that involve consideration in excess of $100,000 during any calendar year or $250,000 in the aggregate;

(ii)    relating to any equipment leases obligating such Company or its Subsidiaries to pay an amount in excess of $100,000 during any calendar year or $250,000 in the aggregate;
(iii)    that restricts (or purports to restrict) the ability of such Company or any of its Subsidiaries from engaging in business in any geographic area or competing with any Person, in each case in a manner that is or would be adverse to either of the Companies and their respective Subsidiaries;
(iv)    relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or to any partnership or joint venture, for which the consideration or commitments thereto exceed $250,000;
(v)    relating to Indebtedness of the Companies;
(vi)    for the sale of any asset or the grant of any preferential rights to purchase any asset for an amount in excess of $250,000, in each case other than inventory sales or otherwise entered into in the Ordinary Course of Business;
(vii)    relating to the Real Property obligating such Company or its Subsidiaries to pay an amount in excess of $100,000 during any calendar year or $250,000 in the aggregate or lease of Real Property set forth in Section 4.7(a) of the Seller Disclosure Schedule;
(viii)    between or among either Company, on the one hand, and Seller or any Affiliate of Seller (other than a Company), on the other hand;
(ix)    between either Company, on the one hand, and any Governmental Authority, on the other hand;
(x)    that is not a written contract or agreement of the type described in subsections (i) through (ix) above and that obligates a Company or a Subsidiary to (A) indemnify any Person for an amount in excess of $100,000 during any calendar year or $250,000 in the aggregate, (B) assume any Tax or environmental liability of any Person in an amount in excess of $100,000 during any calendar year or $250,000 in the aggregate or (C) assume a material liability of any Person (other than a liability described in clause (A) or (B); and
(xi)    relating to any outstanding written commitment to enter into any written contract or agreement of the type described in subsections (i) through (x) above.
(b)    Each Material Agreement is valid and binding on the Company party thereto in accordance with its terms and is in full force and effect as of the date of this Agreement and all parties thereto have, to the knowledge of the Seller, performed all obligations required to be performed by them as of the date of this Agreement and there is no default or dispute thereunder, nor has any event occurred which, with notice or lapse of time or both, would constitute a default by a Company under any such Material Agreement, result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.
(c)    Except as set forth on Section 4.12(c) of the Seller Disclosure Letter, the Seller has provided true correct and complete copies of each Material Agreement (including all modifications, amendments, and supplements thereto and waivers thereunder) to the Buyer. There are no oral contracts or agreements related to a Company or the Acquired Business or to which a Company is a party that would constitute Material Agreements as defined in Section 4.12(a).
(d)    Since the Balance Sheet Date, no customer or supplier that is a party to a Material Agreement: (i) has terminated its relationship with any Company, (ii) has materially changed the pricing or other terms of its business with any Company or (iii) has notified any Company or its Representatives that it intends to terminate or materially change the pricing or other terms of its business with any Company. To the knowledge of the Seller, no such customer or supplier intends to take any of the actions described in the foregoing sentence as a result of the consummation of the transactions contemplated by this Agreement.
Section 4.13    Employee Matters.
(a)    None of the Companies have any employees or directors. The officers of the Companies are set forth on Section 2.6(b)(v) of the Seller Disclosure Letter.
(b)    Section 4.13(b) of the Seller Disclosure Letter lists the name, job title, hourly rate or annual base salary (as applicable), hire date, and accrued but unused vacation days (as of the date shown in Section 4.13(b) of the Seller Disclosure Letter) of each Seller Dedicated Employee.
(c)    Section 4.13(c) of the Seller Disclosure Letter contains a complete list, as of the date of this Agreement, of each material Employee Plan and each Employment Agreement.
(d)    With respect to each Employee Plan, the Seller has made available to the Buyer (i) copies of either the applicable Employee Plan document or a written summary relating to such Employee Plan; and (ii) in the case of any Employee Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Employee Plan’s continued qualification.
(e)    With respect to each Employee Plan that is intended to qualify under Section 401(a) of the Code, from the JP Energy Acquisition Date to the date of this Agreement, and to the knowledge of the Seller, from January 1, 2015 to the JP Energy Acquisition Date, such plan has received a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualification and, to the knowledge of the Seller, no fact or event has occurred since the date of such letter that could reasonably be expected to adversely affect such qualification. With respect to each Employee Plan, except as would not reasonably be expected to result in a material liability to any Company or the Buyer, from the JP Energy Acquisition Date to the date of this Agreement, and to the knowledge of the Seller, from January 1, 2015 to the JP Energy Acquisition Date, (i) each such plan has been administered in compliance with its terms and the requirements of ERISA and the Code; (ii) each Company has performed all obligations required to be performed by it under any Employee Plan and is not in default under or in violation of any Employee Plan; (iii) no disputes, government audits, examinations or, to the knowledge of the Seller, investigations are pending or, to the knowledge of the Seller, threatened in writing with respect to any Employee Plan other than ordinary claims for benefits; (iv) none of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which a Company or any of its Subsidiaries would reasonably be expected to incur any liability under ERISA; and (iv) no events have occurred that would reasonably be expected to result in a payment by or assessment against a Company or its Subsidiaries of any excise Taxes under the Code. In addition, none of the Companies or any of their ERISA Affiliates has within the six-year period immediately preceding the date of this Agreement, contributed to or had an obligation to contribute to a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) with respect to the Seller Dedicated Employees, and none of the Companies or any of their ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied. For purposes of this Agreement, “ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Companies and their Subsidiaries would be deemed a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.
(f)    No Employee Plan is subject to Section 409A of the Code.
Section 4.14    Seller Dedicated Employees.
(a)    In relation to any of the Seller Dedicated Employees, from the JP Energy Acquisition Date to the date of this Agreement, and to the knowledge of the Seller, from January 1, 2015 to the JP Energy Acquisition Date, none of the Companies or the Seller are or have been subject to any agreement with any labor union or employee association and, to the knowledge of the Seller, there is no current attempt to organize, certify or establish any labor union or employee association.
(b)    In relation to any of the Seller Dedicated Employees and as of the date of this Agreement, neither the execution or delivery of this Agreement or any Transaction Document nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment becoming due to any Seller Dedicated Employee, (ii) increase any benefit otherwise payable under an Employee Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits under an Employee Plan or (iv) result in any parachute payment, as define in Section 280G of the Code, to any Seller Dedicated Employee.
Section 4.15    Financial Statements. Section 4.15 of the Seller Disclosure Letter contains the unaudited consolidated balance sheets of the Companies and their Subsidiaries as of December 31, 2016 and 2017 and the unaudited consolidated statements of operations and comprehensive income (loss), statements of cash flows and statements of stockholders’ equity of the Companies and their Subsidiaries for the years ended December 31, 2016 and 2017 (collectively, the “Financial Statements”). Except as disclosed in such Financial Statements, each of such consolidated balance sheets fairly presents in all material respects the financial position of the Companies and their Subsidiaries as of the date thereof, and each of such consolidated statements of operations and comprehensive income (loss), statements of cash flows and statements of stockholders’ equity fairly presents in all material respects the consolidated results of operations, income (loss), cash flows and stockholders’ equity of the Companies and their Subsidiaries for the period indicated, in each case in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). The date of the latest balance sheet included in the Financial Statements (the “Balance Sheet”) is referred to herein as the “Balance Sheet Date.” The accounts receivable reflected in the Financial Statements and the accounts receivable arising after the Balance Sheet Date (a) have arisen from bona fide transactions entered into by each Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of each Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown in the Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of each Company, are collectible in full within 90 days after billing. The reserve for bad debts shown in the Financial Statements has been determined in accordance with GAAP or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of each Company have been determined in accordance with GAAP, consistently applied.
Section 4.16    Environmental Matters. Except for such matters as have been fully resolved:
(a)    from the JP Energy Acquisition Date to the date of this Agreement, and to the knowledge of the Seller, from January 1, 2015 to the JP Energy Acquisition Date, the operations of the Acquired Business are and have been in compliance with all applicable Environmental Laws in all material respects in the respective jurisdictions in which they operate;
(b)    from the JP Energy Acquisition Date to the date of this Agreement, and to the knowledge of the Seller, from January 1, 2015 to the JP Energy Acquisition Date, the Companies have obtained and are and have been in compliance with all permits, licenses and other authorizations required for the operation of the Acquired Business under applicable Environmental Laws (“Environmental Permits”), and all such Environmental Permits are valid and in good standing;
(c)    from the JP Energy Acquisition Date to the date of this Agreement, and to the knowledge of the Seller, from January 1, 2015 to the JP Energy Acquisition Date, the Companies are not subject to any outstanding orders, suits, written demands, claims, liens or judicial or administrative proceedings by any Governmental Authority with respect to (i) any violation of Environmental Laws, (ii) Remedial Actions or (iii) any Release or threatened Release of, or exposure to, a Hazardous Substance (“Environmental Claims”) and, to the knowledge of the Seller, no such Environmental Claims are threatened in writing;
(d)    from the JP Energy Acquisition Date to the date of this Agreement, and, to the knowledge of the Seller, from January 1, 2015 to the JP Energy Acquisition Date, there has been no Release or, to the knowledge of the Seller, threatened Release of Hazardous Substances at any property owned, operated or leased by any of the Companies, in a quantity or under conditions that would result in liability of the Acquired Business under applicable Environmental Laws; and
(e)    the Seller has provided or otherwise made available to the Buyer and listed in Section 4.16(e) of the Seller Disclosure Letter: (i) any and all environmental reports, studies, audits, groundwater testing sampling data and results, site assessments, risk assessments and other similar documents with respect to the Acquired Business or assets of the Companies or any currently or formerly owned, operated or leased real property which are in the possession or control of the Seller or the Companies related to compliance with Environmental Laws, Environmental Claims the Release of Hazardous Materials or any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, costs of remediation, pollution control equipment and operational changes).
(f)    For purposes of this Agreement:
(i)    “Environment” means (A) land, including surface land, sub-surface strata, sea bed and river bed under water (as defined in clause (B)); (B) water, including coastal and inland water, surface waters, and ground waters; and (C) ambient air;
(ii)    “Environmental Law” means any Law, to the extent applicable to the Person or properties in the context of which the term is used, regulating or prohibiting Releases of Hazardous Substances into the Environment, or pertaining to the protection of natural resources, endangered or threatened species, the Environment or, to the extent relating to exposure to Hazardous Substances, human health or safety, as such laws have been and may be amended or supplemented through the date of this Agreement. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.;
(iii)    “Hazardous Substance” means (A) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined or regulated as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any

Environmental Law, (B) any radioactive materials, asbestos, and polychlorinated biphenyls, or (C) petroleum and petroleum derivatives;
(iv)    “Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the Environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture); and
(v)    “Remedial Action” means all actions required by Environmental Law to (A) clean up, remove, treat, or in any other way address any Hazardous Substances in the Environment; (B) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substance so it does not endanger or threaten to endanger human health or the Environment; or (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release of Hazardous Substances.
(g)    Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.16 are the Seller’s sole and exclusive representations and warranties regarding environmental, health and safety matters, including Hazardous Substances and Releases.
Section 4.17    Taxes.
(a)    All Tax Returns that are required to be filed on or before the date hereof for, by, on behalf of or with respect to each of the Companies have been timely filed in accordance with applicable Law (taking into account any applicable extension of time to file) with the appropriate Taxing Authority on or before the date hereof. All such Tax Returns and the information and data contained therein have been properly and accurately compiled and completed under applicable Laws and properly reflect, under applicable Laws, all liabilities for Taxes for the periods covered by such Tax Returns. All Taxes due and owing under applicable Laws by each of the Companies (whether or not shown to be due and payable on any Tax Return) have been paid in full.
(b)    None of the Companies is under audit or examination by any Taxing Authority, or subject to any Proceeding, with respect to any Tax, no written notice of such an audit or examination has been received by any of the Companies, there are no matters under discussion with any Taxing Authority with respect to Taxes, no claims or assessments for or relating to Taxes have been made against any of the Companies, and, to the knowledge of the Seller, no audits, investigations or claims or assessments for or relating to Taxes are threatened against any of the Companies.
(c)    Each of the Companies has withheld or collected and paid over to the appropriate Taxing Authority all Taxes required by applicable Law to be withheld or collected, including withholding of Taxes pursuant to Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any state, local or foreign Law, and each of the Companies has properly received and maintained any and all certificates, forms and other documents required by applicable Law for any exemption from withholding and/or remitting any Taxes.

(d)    None of the Companies has agreed to any extension or waiver of the statute of limitations applicable to any Tax, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.
(e)    Except for Liens for Taxes not yet due and payable, there are no Liens for unpaid Taxes on the assets of any of the Companies and no claim for unpaid Taxes has been made by any Taxing Authority that could give rise to any such Lien.
(f)    None of the Companies (i) is, or ever has been, a member of an “affiliated group” of corporations within the meaning of Section 1504 of the Code or (ii) has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise.
(g)    The aggregate liability of the Companies for unpaid Taxes for all periods ending on or before the Balance Sheet Date does not exceed the amount of the current liability accrual for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Balance Sheet. Since the Balance Sheet Date, none of the Companies has incurred Taxes other than Taxes incurred in the Ordinary Course of Business.
(h)    None of the Companies is a party to, bound by nor has any obligation under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes, including any advance pricing agreement, closing agreement, compromise, ruling or other agreement with any Taxing Authority that relates to the assessment or collection of Taxes.
(i)    Each of the Companies is, and at all times since its formation or organization and prior to and at the Closing has been and will be, disregarded as an entity separate from the Seller for U.S. federal income Tax purposes under Treasury Regulations §§ 301.7701-2 and 301.7701-3 (and state, local, and foreign income Tax purposes where applicable) (a “Disregarded Entity”), and no election has been filed, no action has been taken, and no failure to act has occurred, in each case prior to the Closing, that would result in any of the Companies being classified as an entity that is not a Disregarded Entity for U.S. federal income Tax purposes (and state, local, and foreign income Tax purposes where applicable).
(j)    None of the Companies has received notice that any claim has ever been made by any governmental entity in a jurisdiction where any of the Companies does not file Tax Returns that any of the Companies is or may be subject to taxation by that jurisdiction.
Section 4.18    Intellectual Property. Each Company owns, or has the license or right to use, all Intellectual Property that is material to the business of the Company. Since the JP Energy Acquisition Date, and to the knowledge of the Seller, from January 1, 2015 to the JP Energy Acquisition Date, no Company has received any written claims from a third party that such Company has infringed or misappropriated the Intellectual Property of any other Person. To the knowledge of the Seller, (a) no Person is infringing upon or misappropriating any Intellectual Property owned or used by a Company, and (b) no Company is infringing upon or misappropriating the Intellectual Property of any other Person.
Section 4.19    No Undisclosed Liabilities. Except (a) for liabilities and obligations incurred in the Ordinary Course of Business since the Balance Sheet Date, or (b) as otherwise disclosed in the Financial Statements, none of the Companies have any liabilities or obligations in excess of $100,000, individually or in the aggregate for a series of similar or related items, that would be required to be reflected or reserved against in a balance sheet of the Companies prepared in accordance with GAAP.
Section 4.20    Insurance Policies. Section 4.20 the Seller Disclosure Letter contains a complete and accurate list of all insurance policies (the “Seller Insurance Policies”) carried as of the date hereof by or for the benefit of each Company and the Acquired Business, specifying the insurer, the amount of and nature of coverage, the risk insured against and the deductible amount (if any). Such Seller Insurance Policies are in full force and effect. As of the date of this Agreement, neither the Seller nor any of its Affiliates (including the Companies) has received any refusal of coverage or any written notice of cancellation of a Seller Insurance Policy or any other indication that a Seller Insurance Policy is no longer in full force and effect or will not be renewable upon its expiration. All premiums due on such Seller Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Seller Insurance Policy. All such Seller Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. There are no material claims related to the Acquired Business or the Companies pending under any such Seller Insurance Policies as to which coverage has been denied or disputed in writing or in respect of which there is an outstanding reservation of rights. To the knowledge of the Seller, none of Seller or any of its Affiliates (including either Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Seller Insurance Policy.
Section 4.21    Bank Relations. Section 4.21 of the Seller Disclosure Letter sets forth (a) the name of each financial institution in which a Company has borrowing or investment arrangements, deposit or checking accounts or safe deposit boxes; and (b) the types of such arrangements and accounts, including, as applicable, names in which accounts or boxes are held and the account or box numbers.
Section 4.22    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by a Company.
Section 4.23    Transactions with Affiliates. Section 4.23 of the Seller Disclosure Letter sets forth a complete and accurate list of any contract or agreement between (a) a Company, on the one hand, and (b)(i) the Seller or any of its Affiliates (other than a Company), (ii) any officer or director of a Company or (iii) to the extent a Person in (i) or (ii) is a natural person, any Person who has any direct or indirect relation by blood, marriage or adoption to them, on the other hand, except, in each case, (A) contracts or agreements with respect to compensation received as employees or consultants in the Ordinary Course of Business, or (B) contracts entered into on an arms’ length basis and in the Ordinary Course of Business and on terms not materially less favorable in the aggregate to the Companies than would have been available from an unaffiliated third party. Neither the Seller nor any of its Affiliates (other than a Company) (x) owns any material properties, assets or rights that are used by such Company except on terms that are on an arms’ length basis; (y) owes any money to, or is owed any money by, a Company (except with respect to compensation or expense reimbursement received as employees, consultants or directors in the Ordinary Course of Business or as a result of commercial transactions on an arms’ length basis); or (z) to the knowledge of the Seller, has asserted any claim or cause of action against a Company.
Section 4.24    Books and Records. The minute books of the Companies, all of which have been made available to the Buyer, have been maintained in accordance with sound business practices. The minute books of the Companies contain accurate and complete records of all meetings, and actions taken by written consent of, the equityholders thereof. At the Closing, all of such books and records of the Companies will be in the possession of the Companies. The representations made in this Section 4.24 are made only as to the knowledge of the Seller with respect to any books and records related to the period prior to, or actions taken prior to, the JP Energy Acquisition Date.
Section 4.1    Representations of the Seller Refer to the Companies, the Acquired Business and the Seller Dedicated Employees. Except as expressly set forth herein, all representations and warranties of the Seller herein, including Article III and Article IV, relate only to the Companies, the Acquired Business and the Seller Dedicated Employees and not to any other business, assets or employees of the Seller and their respective Subsidiaries (other than the Companies).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
Except as set forth in the corresponding Section of the letter delivered by the Buyer to the Seller concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Letter”), the Buyer represents and warrants to the Seller as follows:
Section 5.1    Organization; Power. The Buyer is a limited liability company, and each Buyer Parent is a limited partnership, duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite limited liability company or limited partnership, as applicable, power and authority under those Laws and its Organizational Documents to own, lease or otherwise hold its properties and assets and to carry on its business as conducted as of the date hereof. The Buyer has made available to the Seller complete and correct copies of its Organizational Documents, each as amended to date.
Section 5.2    Authorization; Enforceability.
(a)    The Buyer and each Buyer Parent has the requisite limited liability company or limited partnership, as applicable, power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the transactions contemplated by the Transaction Documents. The execution and delivery by the Buyer and each Buyer Parent of the Transaction Documents to which it is a party, the performance by the Buyer and each Buyer Parent of its respective obligations under each Transaction Document to which it is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite limited liability company, limited partnership or other organizational action by the Buyer and each Buyer Parent, and no other limited liability company, limited partnership or other organizational proceedings on the part of the Buyer or either Buyer Parent are necessary to authorize the Transaction Documents to which the Buyer or either Buyer Parent is or will be a party.
(b)    This Agreement has been, and each of the other Transaction Documents to which the Buyer or either Buyer Parent is or will be a party are, or when executed and delivered by the parties thereto, will be, duly executed and delivered by the Buyer or the applicable Buyer Parent, and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, the Buyer’s or the applicable Buyer Parent’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).
Section 5.3    No Conflicts; Consents and Approvals. The execution and delivery of this Agreement, the performance by the Buyer and each Buyer Parent, of its obligations under the Transaction Documents to which it is a party in accordance with their terms and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(a)    violate, breach or constitute a default under the Organizational Documents of the Buyer or either Buyer Parent or any material contract to which the Buyer or either Buyer Parent is bound;
(b)    violate any Law applicable to the Buyer or either Buyer Parent, except for such violations that would not result in a Buyer Material Adverse Effect; and
(c)    except pursuant to agreements governing Indebtedness of the Buyer or either Buyer Parent, require any consent or approval of any third party under any material agreement to which the Buyer or either Buyer Parent is bound or of any Governmental Authority under any Law applicable to the Buyer or either Buyer Parent, other than consents or approvals the absence of which would not constitute a Buyer Material Adverse Effect.
Section 5.4    Litigation. There is no Proceeding pending and publicly filed or, to the knowledge of the Buyer, threatened in writing to which the Buyer or either Buyer Parent is or may become a party that seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents.
Section 5.5    Financial Ability. As of the date of this Agreement, the Buyer has sufficient funds readily and unconditionally available to the Buyer from the Buyer Parents to enable the Buyer to satisfy all of its payment obligations under this Agreement, including under Article II, and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.
Section 5.6    Accredited Investor. The Buyer is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933). The Buyer has such knowledge and experience in business and financial matters so that the Buyer is capable of evaluating the merits and risks of an investment in the equity interests being acquired hereunder. The Buyer understands the full nature and risk of an investment in such equity interests. The Buyer further acknowledges that it has had access to the books and records of the Companies, is generally familiar with the Acquired Business and has had an opportunity to ask questions concerning the Companies and their securities.
Section 5.7    Acquisition of Interests for Investment. The Buyer is acquiring the Interests for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Interests. The Buyer agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, and any applicable foreign and state securities laws, except under an exemption from such registration under such Act and such laws.
Section 5.8    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Buyer or any of its Affiliates.
ARTICLE VI
COVENANTS
Section 6.1    Records and Access.
(a)    Prior to the Closing but after the date of execution of this Agreement, the Seller shall, and shall cause each Company to, (i) permit the Buyer and its authorized Representatives to (A) have reasonable access, during regular business hours upon reasonable prior notice, to the books, records, personnel, accountants, offices and other facilities and properties of such Company as the Buyer may reasonably request; provided, however, that the Buyer shall not undertake any environmental investigation, including any sampling, testing or other intrusive or invasive indoor or outdoor investigation of air, surface water, groundwater, soil or anything else at or in connection with any property associated or affiliated in any way with such Company, without the prior written consent of the Seller, and (B) make such copies and inspections thereof as the Buyer may reasonably request, and (ii) furnish the Buyer with such financial and operating data and other information with respect to such Company as the Buyer may from time to time reasonably request; provided, however, that (x) any such access shall be conducted at the Buyer’s risk and expense, at a reasonable time, under the supervision of the Seller or the personnel of such Company and in such a manner as not to interfere unreasonably with the operation of the businesses of such Company or their Affiliates and shall not require the Seller or such Company to waive any applicable privilege (including attorney-client privilege) nor to violate any contractual obligation or applicable Law and (y) to protect against allegations of anticompetitive information exchange or conduct during the period prior to the Closing, the Parties shall take commercially reasonable steps, at the direction of counsel, to ensure that materials that are competitively sensitive are disclosed only to consultants or personnel of the Buyer and its Representatives that need to know the information for the transactions contemplated by this Agreement and that have agreed to protocols to safeguard such information from broader disclosure.
(b)    From and after the Closing, the Buyer will (i) give the Seller and its authorized Representatives reasonable access, during regular business hours upon reasonable prior notice, to all books, records, personnel, accountants, offices and other facilities and properties of or relating to the Companies and their Subsidiaries as the Seller may reasonably request, (ii) permit the Seller to make such copies and inspections thereof as the Seller may reasonably request, and (iii) furnish the Seller with such financial and operating data and other information with respect to the Companies and their Subsidiaries as the Seller may from time to time reasonably request, in each case (A) to comply with requirements imposed on the Seller or its respective Affiliates by a Governmental Authority (including, for the avoidance of doubt, requirements imposed by a national securities exchange or national securities quotation system) having jurisdiction over the Seller or its respective Affiliates, (B) for use in any Proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, subpoena or other similar requirements or (C) to comply with the obligations of the Seller under the Transaction Documents; provided, however, that in the event that the Buyer determines that any such provision of access or information could violate any applicable Law or Material Agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. Notwithstanding anything herein to the contrary, except in the Ordinary Course of Business or as disclosed in writing to the Buyer prior to the execution of this Agreement, from and after the date hereof, the Seller shall not undertake any environmental investigation, including any sampling, testing or other intrusive or invasive indoor or outdoor investigation of air, surface water, groundwater, soil or anything else at or in connection with any property associated or affiliated in any way with the Companies, without the prior written consent of the Buyer.
(c)    All information provided or obtained under this Section 6.1 shall be held by the Buyer or the Seller, as applicable, in accordance with and subject to the terms of the Confidentiality Agreement, dated as of August 1, 2017, by and between American Midstream Partners, LP and Delek US Holdings, Inc. (the “Confidentiality Agreement”), to the extent applicable.
Section 6.2    Conduct of Business.
(a)    During the period from the date of this Agreement to the Closing, except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law or (iii) as the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Seller shall, and shall cause each Company to, (A) conduct the Acquired Business in the Ordinary Course of Business and (B) use its commercially reasonable efforts to maintain the existing relations of each Company and its Subsidiaries with its existing customers, suppliers and creditors.

(b)    During the period from the date of this Agreement to the Closing, except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law or (iii) as the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Seller shall not, and shall cause each Company not to, take any of the following actions:
(i)    sell, transfer, lease or dispose of any assets material to the Companies and their Subsidiaries, except for (A) sales of surplus equipment or (B) sales, leases or other transfers among the Companies and their Subsidiaries;
(ii)    create or permit the creation of any Lien on any assets of the Companies and their Subsidiaries, except Permitted Liens;
(iii)    cause or permit any amendments to the Organizational Documents of a Company;
(iv)    in the case of a Company only, split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Capital Stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its Capital Stock;
(v)    in the case of a Company only, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire shares of Capital Stock, or other contracts of any character obligating it to issue any such shares or other convertible securities;
(vi)    in the case of a Company only, make any loans or advances to, or any investments in or capital contributions to, or forgive or discharge in whole or in part any outstanding loans or advances to, any Person (other than a Company or any of its Subsidiaries);
(vii)    in the case of a Company only, incur any Indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others;
(viii)    in the case of a Company only, and except as required by the terms of any Employee Plan or Employment Agreement as of the date hereof, enter into any new, or materially amend any existing, Employee Plan or Employment Agreement;
(ix)    in the case of a Company only, enter into, adopt, establish or extend any collective bargaining or other labor agreement with any labor union or employee representative;
(x)    in the case of a Company only, settle any Proceeding, other than settlements (x) that do not involve non-monetary relief or (y) that would reasonably be expected to not materially and adversely affect the ability of the Buyer to operate the Companies as conducted as of the date hereof consistent with past practice;
(xi)    cause or permit any amendment to or termination of any Material Agreement to which the Company is a party or which relates to the Acquired Business (except for termination of an agreement described in clause (xiv) below);
(xii)    enter into any agreement that restricts (or purports to restrict) the ability of either Company or any of its Subsidiaries from engaging in business in any geographic area or competing with any Person, in each case in a manner that is or would be adverse to such Company or its Subsidiaries;
(xiii)    enter into any agreement between or among either Company on the one hand and Seller or any Affiliate of Seller (other than a Company) on the other hand;
(xiv)    enter into, amend or terminate any Material Agreement;
(xv)    fail to comply in all material respects with all applicable Laws;
(xvi)    cause or permit any termination or expiration of any Seller Insurance Policy or any amendment of any Seller Insurance Policy that would adversely affect the ability of the Buyer to assert Post-Closing Claims or recover insurance proceeds therefor pursuant to Section 6.17; or
(xvii)    agree or commit to take any action described in this Section 6.2(b).
(c)    Nothing contained herein shall give to the Buyer, directly or indirectly, the right to control or direct any Company’s operations or businesses prior to the Closing, and each Company shall exercise, subject to the terms and conditions hereof, complete control and supervision of its operations and businesses until the Closing.
Section 6.3    Public Announcement. Prior to the Closing, except as set forth in this Agreement or otherwise agreed to by the Buyer and the Seller, or as required by applicable Law, neither the Parties nor their Affiliates shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated by this Agreement, except as in the reasonable judgment of the Party may be required by any applicable Governmental Authority (including the U.S. Securities and Exchange Commission) or needed to obtain the benefits or protection of any applicable Governmental Authority, or as required pursuant to any listing agreement or the rules and regulations of the New York Stock Exchange, in which case the Parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release. The Seller and the Buyer agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law (including public disclosure pursuant to the rules and regulations of the U.S. Securities and Exchange Commission), as may be required to enforce the terms of this Agreement or for purposes of compliance with financial or other reporting obligations; provided, that the Parties may disclose such terms to their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses.
Section 6.4    Efforts.
(a)    Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including: (i) the preparation and filing as promptly as practicable of all necessary applications, notices, petitions, registrations, filings, ruling requests, and other documents, and the taking of all steps as may be necessary, to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (ii) the obtaining of all other necessary Consents or waivers from third parties, provided that, other than payments required to be made pursuant to Section 6.4(b)(i), none of the Seller, any Company or its Subsidiaries, or the Buyer shall be obligated to make any payment in connection with seeking such Consents or waivers or shall have any liability for failure to obtain any such Consents or waivers, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.
(b)    Subject to the other terms and conditions herein provided and without limiting the foregoing, the Seller shall cause its Subsidiaries and Seller Parent to, and the Buyer shall cause each Buyer Parent to:
(i)    use their commercially reasonable efforts to cooperate with one another in (A) determining whether filings are required (or considered by the Parties to be advisable) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (“HSR Act”), and (B) to make their respective filings under the HSR Act within 10 business days after execution of this Agreement;
(ii)    promptly notify each other of any communication concerning this Agreement and the transactions contemplated hereunder from any Governmental Authority and consult with and permit the other Party to review in advance any proposed communication concerning this Agreement and the transactions contemplated hereunder to any Governmental Authority;
(iii)    not agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the transactions contemplated by this Agreement) with any Governmental Authority relating to any filings or investigation concerning this Agreement or the transactions contemplated hereunder unless it consults with the other Party and its Representatives in advance and invites the other Party’s Representatives to attend unless the Governmental Authority prohibits such attendance;
(iv)    promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Authority, with reasonable time and opportunity to comment, of all correspondence, filings and communications (and memoranda setting forth the substance thereof) that they, their Subsidiaries or their respective Representatives intend to submit to any Governmental Authority, it being understood that correspondence, filings and communications received from any Governmental Authority shall be immediately provided to the other Party upon receipt;
(v)    promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other Party and its Subsidiaries may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authority, including any filings necessary or appropriate under the provisions of the HSR Act; and
(vi)    deliver to the other Party’s outside counsel complete copies of all documents furnished to any Governmental Authority as part of any filing.
(c)    The Buyer shall use commercially reasonable efforts to eliminate any concern on the part of any Governmental Authority regarding the legality of the transactions contemplated by this Agreement under the HSR Act; provided, however, that in no event shall Buyer be obligated to take any action to sell or dispose of any particular businesses, product lines, assets or voting securities, or take any other similar actions to secure antitrust clearance from such Governmental Authority.
(d)    In addition to the foregoing, the Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought under this Agreement.
(e)    Whether or not the Acquisition is consummated, each Party shall be responsible for all filing fees and payments imposed on such Party by any Governmental Authority in order to obtain any consents, approvals or waivers pursuant to this Section 6.4.
Section 6.5    Amendment of Seller Disclosure Letter. The Buyer agrees that, with respect to covenants, representations and warranties of the Seller contained in this Agreement, the Seller shall have the continuing right (but not the obligation) until the Closing to add, supplement or amend the Seller Disclosure Letter to its covenants, representations and warranties with respect to any matter that, to the knowledge of the Seller, arises after the date hereof which, if existing at the date hereof or thereafter, would have been required to be set forth or described in such Seller Disclosure Letter (provided, however, that the Seller shall be obligated to so amend the Seller Disclosure Letter to reflect matters disclosed in any Phase I environmental report with respect to the Acquired Business or assets of the Companies delivered prior to the Closing). Any such additional, supplemental or amended disclosure shall not be deemed to have cured any breach of any covenant, representation or warranty for purposes of this Agreement, including the termination rights contained in Section 8.1(d) or determining whether the conditions set forth in Section 7.2(a) have been satisfied; provided, however, that if such additional, supplemental or amended disclosures would give rise to a right of the Buyer to terminate this Agreement pursuant to Section 8.1(d), assuming all other conditions set forth in Section 7.1 and Section 7.2 had been satisfied, then (a) the Buyer shall have the right to terminate this Agreement within 10 days of its receipt of such additional, supplemental or amended disclosure and (b) if the Buyer does not so elect to terminate this Agreement, then the Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matters.
Section 6.6    Tax Matters.
(a)    Preparation and Filing Tax Returns and Paying Taxes. The Seller shall be responsible for the preparation and filing of all Pre-Closing Period Tax Returns required to be filed by or with respect to each of the Companies (whether due before or after the Closing Date) and shall timely pay in full the amount of Taxes due with respect to such Pre-Closing Period Tax Returns, and the Seller shall prepare each of such Pre-Closing Period Tax Returns in a manner that is consistent with past practice; provided, however, that if any such Tax Return is filed after the Closing and the Seller is not authorized to execute and file such Tax Return by applicable Law, the Buyer shall execute and file (or cause to be filed) the Tax Return delivered by the Seller to the Buyer with the appropriate Taxing Authority, and the Seller shall deliver with each such Tax Return payment to the Buyer in an amount equal to the amount of Taxes due thereon. Except as provided in the following sentence, the Seller shall pay (or cause to be paid) all Pre-Closing Taxes owed by or with respect to the Companies. The Buyer shall file all other Tax Returns required to be filed by or with respect to the Companies and shall pay (or cause to be paid) (i) all Taxes other than Pre-Closing Taxes (which are the sole responsibility of the Seller) owed by or with respect to the Companies and (ii) all Taxes arising from any event occurring on the Closing Date that is outside the Ordinary Course of Business of the Companies, is not contemplated by this Agreement, and is the result of an action taken by the Buyer or any Affiliate of the Buyer. Liability for Taxes of a Company during any Straddle Period shall be apportioned as follows: (x) property and similar ad valorem Taxes shall be apportioned on a ratable daily basis, and (y) all other Taxes, including, but not limited to, income and applicable franchise Taxes, shall be apportioned based on an interim closing of the books of such Company as of the end of the Closing Date provided that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis. The Buyer shall prepare any Straddle Period Tax Return of a Company in a manner that is consistent with past practice and shall not file such Tax Return without the Seller’s consent (which consent shall not be unreasonable withheld, delayed or conditioned) after providing the Seller a copy thereof no later than 30 days prior to the due date for filing such Tax Return, and taking into account any reasonable comments provided by the Seller within 20 days after its receipt of such Tax Return for review. The Seller shall pay to the Buyer an amount equal to the Taxes of or imposed on any of the Companies and their Subsidiaries for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with this Section 6.6(a)) not later than five days after such amount is determined. The Buyer and the Seller shall each provide the other with all information reasonably necessary to prepare any Tax Return relating to the Companies and their Subsidiaries for Pre-Closing Periods and Straddle Periods.
(b)    Responsibility for Tax Audits and Contests. If notice of any action, suit, investigation or audit with respect to Pre-Closing Taxes of a Company or its Subsidiaries is received by the Seller or the Buyer (or any of their respective Affiliates), the Party receiving such notice shall promptly notify the other Party in writing; provided, however, that the failure to give such notice as provided herein shall not relieve the Seller of liability for Pre-Closing Taxes except to the extent that the Seller is actually and materially prejudiced thereby. The Seller shall control any audit or contest relating to Pre-Closing Taxes; provided, however, that (A) the Seller shall keep the Buyer reasonably informed regarding the progress and substantive aspects of such contest or audit, (B) the Buyer may retain separate co-counsel at its sole cost and expense, and participate in the defense of with respect to such contest or audit, including having an opportunity to review and reasonably comment on any written materials prepared in connection with such audit or contest and the right to attend and participate in any conferences of other Proceedings relating thereto, and (C) the Buyer shall control the conduct of any audit or contest of those Tax items of a Company or its Subsidiaries related to the portion of a Straddle Period beginning after the Closing Date. Neither the Buyer nor the Seller shall settle any such audit or contest in a way that would adversely affect the other Party without the other Party’s written consent, which consent the other Party shall not unreasonably withhold, delay or condition. The Buyer and the Seller shall each provide the other with all information and authorizations reasonably necessary to conduct an audit or contest with respect to Taxes relating to the Companies and their Subsidiaries for Pre‑Closing Periods or Straddle Periods.
(c)    Preparation and Filing of Straddle Period Tax Returns. The Seller shall be entitled to any refund of Pre-Closing Taxes; provided that refunds of Taxes for a Straddle Period shall be apportioned in accordance with the liability for such Taxes as determined in Section 6.6(a). The Buyer and the Companies will reasonably cooperate with the Seller in connection with obtaining any refund of Pre-Closing Taxes with respect to a Company or its Subsidiaries. If a Party receives a refund to which the other Party is entitled, the Party receiving the refund shall pay it to the Party entitled to the refund within 15 business days after such receipt.
(d)    Transfer Taxes. All Transfer Taxes shall be borne 50% by the Buyer and 50% by the Seller. The Seller and the Buyer agree to use their commercially reasonable efforts to mitigate, reduce or eliminate any Transfer Taxes, and to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes, that could be imposed on the Seller or the Buyer under applicable Law as a result of the consummation of the transactions contemplated by this Agreement. The Seller and the Buyer shall cooperate with one another in the preparation of any necessary Tax Returns and other related documentation with respect to Transfer Taxes (including any exemption certificates and forms as each may request to establish an exemption from (or otherwise reduce) or make a report with respect to Transfer Taxes).
(e)    Post-Closing Actions. Except as otherwise expressly provided herein or with the consent of the Seller, the Buyer shall not, and shall cause each Company and its Subsidiaries not to, file any Tax Return (including amended Tax Return or claim for Tax refund), or make any election, with respect to Pre-Closing Taxes, including taking any action to extend the applicable statute of limitations with respect to any such Tax Return of any Company or its Subsidiaries.
(f)    Income Tax Treatment. As a result of each of the Companies being a Disregarded Entity at the time of the Closing for U.S. federal income Tax purposes (and state, local, and foreign income Tax purposes where applicable), the Buyer and the Seller intend that the purchase of the Interests pursuant to this Agreement be treated for U.S. federal income Tax purposes (and state, local, and foreign income Tax purposes where applicable) as the fully taxable purchase by the Buyer of the assets of the Companies in exchange for the Purchase Price and other items of consideration for U.S. federal income Tax purposes (including any assumed liabilities as determined for U.S. federal income Tax purposes). The Buyer and the Seller agree to report and file (and cause their respective Affiliates to report and file) their U.S. federal income Tax Returns (and state and local income Tax Returns where applicable) in all respects and for all purposes consistent with such intended treatment. The Buyer and the Seller further agree not to take (and to cause their respective Affiliates not to take) any position, whether in any Tax Return, audit, examination, claim, adjustment, litigation or other Proceeding with respect to U.S. federal income Tax (and state and local income Tax purposes where applicable), which is inconsistent with such intended treatment.
(g)    Allocation of Purchase Price. The Purchase Price, plus the amount of any other items of consideration for U.S. federal income Tax purposes (including any assumed liabilities as determined for U.S. federal income Tax purposes), will be allocated among the assets of the Companies in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of federal, state, provincial, local or non-U.S. Law, as appropriate) (the “Allocation”). The Buyer will prepare a written statement setting forth the Allocation (the “Allocation Statement”) and deliver same to the Seller within 60 days after the final determination of the Final Purchase Price is made pursuant to Section 2.4, and thereafter, the Parties will use their respective commercially reasonable efforts to agree on the Allocation and the Allocation Statement within 30 days after such delivery, taking into account Seller’s reasonable and timely comments to the extent such comments are delivered within such thirty (30) day period and are consistent with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of federal, state, provincial, local or non-U.S. Law, as appropriate). If the Parties are unable to resolve any dispute relating to the Allocation or the Allocation Statement within such 30-day period, such dispute shall be resolved by the Auditors using the procedures set forth in Section 2.4(b), mutatis mutandis. The Buyer and the Seller agree (a) that each of them will, and will cause their respective Affiliates to, report the purchase and sale of the assets of the Companies on all relevant Tax Returns, including IRS Form 8594 and any amendments thereto, consistent with the Allocation and the Allocation Statement (as finally determined under this Section 6.6(g)) and not to take (and to cause their respective Affiliates not to take) any position inconsistent therewith in any Tax Return, audit, examination, claim, adjustment, litigation or other Proceeding with respect to Taxes; provided, however, that nothing contained herein shall prevent the Buyer or the Seller from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of such Allocation or Allocation Statement, and neither the Buyer nor the Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such Allocation or Allocation Statement; and

(b) that such Allocation and Allocation Statement shall be further revised, as necessary and in a manner consistent with the Allocation contained therein, to reflect any adjustment to the Purchase Price or other items of consideration for U.S. federal income Tax purposes pursuant to Section 9.7 or otherwise that is not otherwise reflected in such Allocation. Not later than 30 days prior to the filing of their respective IRS Forms 8594 relating to this transaction, the Buyer, on the one hand, and the Seller, on the other hand, shall deliver to the other a copy of its IRS Form 8594.
(h)    Cooperation on Tax Matters. Each of the Buyer and the Seller, and each of their respective Affiliates, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of or with respect to the Companies and/or during the course of any audit, litigation or other Proceeding with respect to Taxes of or attributable to the Companies. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(i)    Conflict. In the event of a conflict between the provisions of this Section 6.6 and any other provision of this Agreement, the provisions of this Section 6.6 shall control.
Section 6.7    Further Assurances. From and after the Closing, if any further action is necessary to carry out the purposes of this Agreement, the Parties shall take such further action (including the execution and delivery of such further documents and instruments) as any Party may reasonably request, all at the sole expense of the requesting Party (except as otherwise expressly set forth in this Agreement).
Section 6.8    Retention of Books and Records.
(a)    The Seller may retain a copy of any or all of the books and records relating to the business or operations of the Companies prior to the Closing; provided, however, that such copy of the Companies’ books and records shall be held by the Seller in accordance with and subject to the terms of the Confidentiality Agreement (without giving effect to the termination or expiration provisions thereof), and shall be used by the Seller solely for the purposes described under Section 6.1(b)(iii). In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, the Buyer shall retain the books and records (including personnel files) of the Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Companies, and upon reasonable notice, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records.
(b)    In order to facilitate the resolution of any claims made by or against or incurred by the Buyer or the Companies after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, the Seller shall retain the books and records (including personnel files) of the Seller which relate to the Companies and the operations of the Acquired Business for periods prior to the Closing, and upon reasonable notice, afford the Representatives of the Buyer or the Companies reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records.
(c)    Neither the Buyer nor the Seller shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 6.8 where such access would violate any Law.
Section 6.9    Contact with Customers and Suppliers. Until the Closing Date, the Buyer shall not, and shall cause its Affiliates and direct its other Representatives not to, contact or communicate with the customers, suppliers, distributors or licensors of any Company, or any other Persons having a business relationship with any Company (except employees as to which Section 6.11 shall be applicable), concerning the transactions contemplated hereby or any of the foregoing relationships without the prior written consent of the Seller.
Section 6.10    Withholding Taxes. Notwithstanding anything contained in this Agreement to the contrary, the Buyer shall be entitled to deduct and withhold from any amounts otherwise payable hereunder, and from any other consideration otherwise paid or delivered to any Person in connection with the transactions contemplated by this Agreement, any amounts that the Buyer is required to deduct and withhold in respect of any such payments under the Code, and the rules and regulations promulgated thereunder, or any provision of federal, state, provincial, local or non-U.S. Law. Notwithstanding the previous sentence, the Buyer shall provide notice to the Seller at least five days prior to withholding any amounts under this Agreement and shall reasonably cooperate with the Seller to obtain any exclusion or exemption from such withholding. All such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
Section 6.11    Employee Matters.
(a)    No later than 15 days prior to the Closing Date, Buyer or its designated Affiliate at their discretion shall offer employment on an at-will basis to such Seller Dedicated Employees as Buyer shall specify to the Seller in writing, which employment, if accepted, shall become effective as of 12:01 a.m. Central Time on the day after the Closing Date. Such offers of employment shall be on terms and conditions as determined in the sole discretion of Buyer or its designated Affiliate, if applicable. Any Seller Dedicated Employee who receives and accepts such an offer of employment from the Buyer and becomes an employee of the Buyer or its designated Affiliate shall be deemed a “Continuing Employee”. The Buyer shall provide the Seller a list of Continuing Employees no later than five Business Days prior to the Closing Date. Each Continuing Employee shall be eligible to receive salary, bonus and other benefits maintained for employees of the Buyer or its Affiliates on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of the Buyer and its Affiliates.
(b)    The Seller shall be solely responsible, and the Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Acquired Business, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with the Seller or its Affiliates at any time on or prior to the Closing Date. The Seller or its Affiliates shall pay all such amounts to all entitled persons on or prior to the Closing Date and no such amounts or liabilities shall be reflected in the Working Capital calculation. The Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Acquired Business which are made on or prior to the Closing Date. The Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.
(c)    For purposes of eligibility, vesting and entitlement to benefits, including entitlement to, and level of, severance and vacation benefits (but not for accrual of pension benefits), each Continuing Employee shall be given credit for all service with the Seller, its Affiliates and their respective predecessors under any employee benefit plan, program or arrangement of the Buyer or its Affiliates in which such Continuing Employee is eligible to participate (the “Buyer Benefit Plans”), to the same extent as if such service had been performed for the Buyer or any of its Affiliates. For purposes of any Buyer Benefit Plans providing welfare benefits to Continuing Employees, the Buyer shall, or shall cause its Affiliates to, as applicable, use all commercially reasonable efforts in order to (i) waive all limitations as to preexisting conditions, exclusions, waiting periods, actively-at-work requirements, and requirements to show evidence of good health with respect to participation and coverage requirements applicable to the Continuing Employees under any such Buyer Benefit Plan provided to the Continuing Employees, except to the extent that such conditions, exclusions, waiting periods, actively-at-work requirements, and requirements to show evidence of good health would apply under the analogous Employee Plan, and (ii) provide each Continuing Employee with credit, in the calendar year in which the Closing occurs, for any co‑payments, coinsurance payments, deductibles and maximum out-of-pocket requirements paid under an Employee Plan in satisfying any applicable deductible or out of pocket requirements under the analogous Buyer Benefit Plan.
(d)    Effective as of the Closing Date, the Buyer will maintain or designate a defined contribution plan and related trust intended to be qualified under section 401(a), 401(k) and 501(a) of the Code (the “Buyer 401(k) Plan”) in which Continuing Employee shall be eligible to participate. The Seller and the Buyer will take all action necessary or appropriate to allow Continuing Employees to roll over any amounts that are eligible for rollover treatment under the Code from an Employee Plan that is intended to be qualified under section 401(a) and 501(a) of the Code to the Buyer 401(k) Plan.
(e)    Notwithstanding anything in this Section 6.11 or otherwise in this Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or an amendment to, any employee benefit plan (within the meaning of Section 3(3) of ERISA), and no Person shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan, employment or otherwise.
Section 6.12    Use of Name. From and after the Closing, the Buyer and its respective Affiliates shall not use the names “American Midstream”, “AMID” or “JP Energy”, “JP Energy Partners” or any variant or derivative of any of the foregoing or any other logos, symbols or trademarks of the Seller or any of its Affiliates (the “Restricted Marks”). The Buyer agrees that on the Closing Date it will cease using the Restricted Marks in advertising and other business communications and promptly, but no later than (a) three months after the Closing Date with respect to the Restricted Marks relating to the names “JP Energy”, “JP Energy Partners” or any variant or derivative thereof and (b) 12 months after the Closing Date with respect to all of the other Restricted Marks, it will take all necessary action to eliminate the Restricted Marks from, or paint over or otherwise permanently obscure the Restricted Marks on, any tangible personal property, buildings, equipment or other assets.
Section 6.13    Guarantee and Lien Releases. Prior to or concurrently with the Closing: (a) the Seller shall cause the Companies and all of their respective assets to be released from, and shall have obtained all consents, approvals or waivers as may be required to avoid a breach or default by the Companies or any right of acceleration or cancellation of any obligations of the Companies under, any and all agreements, liabilities and obligations in connection with all Indebtedness (all of which is described on Section 6.13 of the Seller Disclosure Letter), and (b) the Seller shall obtain and deliver to the Buyer evidence reasonably satisfactory to the Buyer of the release and termination of all Liens (other than Permitted Liens, Liens in effect on or prior to the Closing Date that will be released upon payment of the Purchase Price and restrictions on transfer that may be imposed by state or federal securities Laws) to the extent encumbering any of the assets or Capital Stock (including the Interests) of the Companies.
Section 6.14    Casualty Loss. In the event of damage by fire, earthquake, hurricane, flood or other casualty to the facilities, equipment, pipelines, pipeline connections or other tangible personal or real property of the Companies after the date of this Agreement but prior to the Closing (a “Casualty Loss”), then (a) subject to Section 8.1, this Agreement shall remain in full force and effect and (b) the Seller shall, at the Buyer’s election, either (i) assign to the Buyer at the Closing all insurance claims under the insurance policies held by the Seller or its Affiliates in connection with such damaged assets and reduce the Purchase Price at the Closing to cover the amounts of any property or casualty deductibles and retentions, including waiting period time element losses or (ii) prior to the Closing, repair or replace such damaged assets to the condition of the affected assets immediately prior to the Casualty Loss and retain all insurance claims described in clause (i) hereof, provided, however, that if the schedule for the repair and restoration of damaged assets and return of the Acquired Business to the Ordinary Course of Business is reasonably estimated by Buyer to exceed 120 days following the proposed Closing Date, then Buyer shall have the right to terminate this Agreement.
Section 6.15    No Solicitation of Other Bids. The Seller shall not, and shall not authorize or permit any of its Affiliates (including the Companies) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Companies) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving either of the Companies; (ii) the issuance or acquisition of membership interests in either of the Companies; or (iii) the sale, lease, exchange or other disposition of any significant portion of either of the Companies’ properties or assets.
Section 6.16    Non-Competition.
(a)    For a period of two years following the Closing Date (the “Restricted Period”), the Seller shall not, and shall not permit any AMID Entity to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) own an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships between any Company, on the one hand, and customers or suppliers of the Companies and the Acquired Business, on the other hand; provided that such customers or suppliers were customers or suppliers of the Companies and the Acquired Business at any time during the 12-month period prior to the Closing. Notwithstanding the foregoing, the Seller or any AMID Entity may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Seller or such AMID Entity is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person. For purposes of this Section 6.16, an “AMID Entity” means American Midstream Partners, LP and any of its direct or indirect Subsidiaries, “Restricted Business” means the Acquired Business, “Territory” means the Texas service area of the Caddo Mills Refined Products Terminal and the Arkansas service area of the North Little Rock Refined Products Terminal, as the Acquired Business is currently conducted. For the avoidance of doubt, the restrictions in this Section 6.16 shall not apply to any Person that is not an AMID Entity or Affiliate of an AMID Entity and that acquires an AMID Entity in an arms’-length merger, consolidation or similar transaction that results in such AMID Entity ceasing to exist following such transaction.
(b)    The Seller acknowledges that the restrictions contained in this Section 6.16 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.16 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.16 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.17    Pre-Closing Occurrence Based Insurance.
(a)    For any claim that may be asserted against either Company or any of its Subsidiaries after the Closing Date arising out of events, incidents, conduct or circumstances that occurred prior to the Closing Date, including changes in the amount or nature of previously asserted claims arising out of any such pre-Closing Date events, incidents, conduct or circumstances (such claims, “Post-Closing Claims”), for a period of 12 months following the Closing Date, the applicable Company or its Subsidiary may tender such Post-Closing Claim to the Seller for submission by the Seller to the applicable insurer under any of the occurrence-based Seller Insurance Policies or other occurrence-based insurance policies of Seller or its Affiliates issued prior to the Closing Date under which the applicable Company or its applicable Subsidiary was insured as of the date of the events, incidents, conduct or circumstances giving rise to such Post-Closing Claim (such policies, the “Pre-Closing Occurrence Based Policies” and each such Post-Closing Claims so tendered to the Seller for submission to the applicable insurer, a “Noticed Post-Closing Claim”) and the Seller shall thereupon tender such Noticed Post-Closing Claim to the applicable insurer for coverage; provided, however, that the Companies shall have no recourse to the Seller (except pursuant to Article IX, if applicable) for any uninsured or uncovered amounts for such Noticed Post-Closing Claims (including any deductible or other amount for which the Seller provides self-insurance), except for amounts attributable to any failure or refusal by the Seller to provide timely notice of any Noticed Post-Closing Claim to the applicable insurer upon the Seller’s receipt of notice of such Noticed Post-Closing Claim from the applicable Company or its Subsidiary. The Seller shall notify the applicable Company of all coverage determinations made by the insurer(s) in respect of any submitted Noticed Post-Closing Claims and, if any amounts are paid or to be paid by the insurer in respect thereof, shall request that such insurer make payment directly to the applicable Company or its applicable Subsidiary or shall transfer such insurance proceeds to the applicable Company or its applicable Subsidiary, as the case may be, no later than 10 days after receipt of such insurance proceeds.
(b)    The Seller shall not release, commute, buy-back, or otherwise eliminate the coverage available under any Pre-Closing Occurrence Based Policy without the Buyer’s consent.
(c)    Subject to and without modification of the foregoing clauses (a) and (b) of this Section, if any Post-Closing Claim is a workers’ compensation claim, then if it is finally determined by a court of law or responsible authority that the date of loss was in fact prior to the Closing Date, the Seller shall be responsible for the loss exclusively, and none of the Companies nor any of their Subsidiaries shall be liable for any portion of such loss.
Section 6.18    Delivery of Financial Information. Prior to the Closing, the Seller shall cause to be delivered to the Buyer: (i) the audited consolidated financial statements of the Companies (which shall include the Companies and their Subsidiaries and only the Companies and their Subsidiaries), prepared in accordance with GAAP and audited by PricewaterhouseCoopers LLP or another accounting firm of national standing selected by Seller that is registered with the Public Company Accounting Oversight Board and reasonably acceptable to Buyer (the “Auditing Firm”), consisting of an audited consolidated balance sheet as of December 31, 2017 and audited consolidated statements of operations and comprehensive income (loss), statements of cash flows and statements of stockholders’ equity for the fiscal year of the Companies and their Subsidiaries ended December 31, 2017 (collectively, the “Acquired Companies Audited Financial Statements”), and (ii) unaudited interim consolidated financial statements prepared in accordance with GAAP consisting of (A) an unaudited interim consolidated balance sheet of the Companies and their Subsidiaries as of (I) the last day of the most recent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Companies and their Subsidiaries that has been completed prior to the Closing Date and that has ended at least 45 days before the Closing Date and (II) the last day of the corresponding fiscal quarter of the 2017 fiscal year and (B) unaudited interim consolidated statements of operations and comprehensive income (loss), statements of cash flows and statements of stockholders’ equity of the Companies and their Subsidiaries for (I) the most recent six or nine month, as applicable, fiscal period (other than the fourth fiscal quarter of any fiscal year) of the Companies and their Subsidiaries that has been completed prior to the Closing Date and that has ended at least 45 days before the Closing Date and (II) the corresponding six or nine month, as applicable, fiscal period of the 2017 fiscal year (collectively, the “Acquired Companies Interim Financial Statements”), in each case referred to in this sentence that conform to, and are required to be filed by the Buyer’s parent company pursuant to, the applicable requirements of Regulation S-X under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended.  In addition, from the date hereof and prior to the Closing, Seller shall provide such information, or reasonable access thereto, with respect to the Companies and their Subsidiaries as may be reasonably requested by the Buyer to the Buyer to prepare or file pro forma financial information required by applicable Law to be prepared or filed in connection with the transactions contemplated hereby.  The Seller also shall cooperate with the Buyer to provide any additional information, or reasonably access thereto, requested by the Buyer, in connection with the Buyer’s analysis of the Acquired Companies Audited Financial Statements or Acquired Companies Interim Financial Statements required to be included in any reports or other filings with the Securities and Exchange Commission in connection with the Acquisition.  The Seller shall keep the Buyer informed on a reasonably current basis (and at any time upon the Buyer’s reasonable request) in reasonable detail of the status of its efforts to prepare the Acquired Companies Audited Financial Statements and the Acquired Companies Interim Financial Statements and obtain the audit described in this Section 6.18.  All costs and expenses incurred by the Seller, the Companies and their Subsidiaries in connection with this Section 6.18 shall be shared equally by the Buyer and Seller (i.e., 50/50); provided, however, that the Buyer’s obligation to share in the payment of such costs and expenses shall not exceed $100,000.
Section 6.19    Title Policy. The Buyer has informed the Seller that, as a condition to the Closing, the Title Company must issue to the Buyer, at Buyer’s sole cost and expense, a new owners’ title insurance policy for each parcel of owned Real Property (together with such endorsements described on Exhibit H, collectively, the “Title Policies”) insuring fee simple title as to each parcel of owned Real Property free and clear of all Liens other than Permitted Liens, it being understood that it will not be a condition to the Closing that the Title Policy include any particular endorsement, including those set forth on Exhibit H if the inability of the Title Company to issue such endorsement relates to a matter that is a Permitted Lien. The Seller agrees to execute and deliver (and acknowledge, if required) to the Title Company on the Closing Date affidavits and indemnities in the forms attached hereto as Exhibit F and made a part hereof, with such changes thereto as are acceptable to the Seller in the Seller’s reasonable discretion.

Section 6.20    Inventory Reconciliations. The Seller shall prepare, and deliver to the Buyer at Closing, with respect to each of the Terminals, a true, correct and complete month-end reconciliation report (such reports, the “Inventory Reconciliations”) of such Terminal’s book inventory to its physical inventory of refined products as of the close of business on the last day of the month that precedes the Closing Date, provided that, to the extent the Closing occurs before the 15th calendar day of a month, then such inventory shall be provided as of the close of business on the last day of the month that is two months prior to the Closing Date (the “Inventory Date). The Inventory Reconciliations shall include, for each refined product at the applicable Terminal, the beginning physical inventory shown on such month-end report regularly prepared by the Seller or its Affiliates (the “Starting Inventory”), receipts into inventory, deliveries from inventory, the ending book inventory, the ending physical inventory and any gain or loss in inventory for the period between the date of the Starting Inventory and the Inventory Date. The Seller shall be solely liable for any discrepancy between book inventory and physical inventory of refined products at each of the Terminals as of the Inventory Date (whether such discrepancy is based upon the inventory records of the Terminals or the inventory records of customers of the Terminals). For illustrative purposes, Section 6.20 of the Seller Disclosure Schedule sets forth the Inventory Reconciliations as if the Closing occurred on January 31, 2018.
ARTICLE VII
CONDITIONS TO OBLIGATIONS TO CLOSE
Section 7.1    Conditions to Obligation of Each Party to Close. The respective obligations of each Party to consummate the Acquisition and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing Date of the following conditions:
(a)    Regulatory Approvals. The Consents set forth on Section 7.1(a) of the Seller Disclosure Letter, shall have been duly made, given or obtained and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority with respect thereto (including under the HSR Act) shall have occurred;
(b)    No Injunctions. There shall not be in effect any final non-appealable order by a Governmental Authority of competent jurisdiction restraining, enjoining, having the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the Acquisition; and
(c)    No Illegality. No Law shall have been enacted, entered, promulgated, issued, adopted, decreed or otherwise implemented and remain in effect that prohibits or makes illegal consummation of the Acquisition.
Section 7.2    Conditions to the Buyer’s Obligation to Close. The obligations of the Buyer to consummate the Acquisition and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. The Fundamental Representations made by the Seller shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period). Each of the other representations and warranties of the Seller contained in Article III and Article IV shall be true and correct in all respects (it being understood that, for purposes of determining satisfaction of this Section 7.2(a), all “materiality,” “material” and “Seller Material Adverse Effect” (which instead shall be read as any adverse effect or change) qualifications contained in such representations and warranties shall be disregarded) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period), except in each case for failures to be so true and correct that would not result in a Seller Material Adverse Effect;
(b)    No Seller Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Seller Material Adverse Effect, nor shall any event or events have occurred that, with or without the lapse of time, would be reasonably expected to have a Seller Material Adverse Effect;
(c)    Covenants and Agreements. Each Seller shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by it at or prior to Closing;
(d)    Officer’s Certificates. The Buyer shall have received a certificate, dated as of the Closing Date and signed on behalf of the Seller by an officer of the Seller stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied; and
(e)    Closing Deliverables. The Seller shall have delivered at or prior to the Closing all of the items listed in Section 2.6(b).
(f)    Title Policies. The Title Company shall be prepared to issue the Title Policies, upon receipt of payment of premiums therefore by the Buyer, insuring fee simple title as to each parcel of owned Real Property, free and clear of all Liens other than Permitted Liens.
Section 7.3    Conditions to the Seller’s Obligation to Close. The obligations of the Seller to consummate the Acquisition and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. The Fundamental Representations made by the Buyer shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period). Each of the representations and warranties of the Buyer contained in Article V shall be true and correct in all respects (it being understood that, for purposes of determining satisfaction of this Section 7.3(a), all “materiality,” “material” and

“Buyer Material Adverse Effect” (which instead shall be read as any adverse effect or change) qualifications contained in such representations and warranties shall be disregarded) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period), except in each case for failures to be so true and correct that would not result in a Buyer Material Adverse Effect;
(b)    Covenants and Agreements. The Buyer shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by it at or prior to Closing;
(c)    Officer’s Certificate. The Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of the Buyer by an officer of the Buyer, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and
(d)    Closing Deliverables. The Buyer shall have delivered at or prior to the Closing all of the items listed in Section 2.6(a).
Section 7.4    Frustration of Closing Conditions. Neither the Seller nor the Buyer may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3 to be satisfied, as the case may be, if such failure was caused by such Party’s failure to perform any covenant or obligation required by this Agreement to be performed or complied with by it at or prior to Closing.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing only:
(a)    by mutual written consent of the Seller and the Buyer;
(b)    by either the Seller or the Buyer, if:
(i)    the Closing shall not have occurred on or before June 1, 2018; provided, however, that if a request is made for additional information and documentary material pursuant to the HSR Act, then such date shall automatically be extended to August 1, 2018 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a Party (or its respective Affiliates) if the failure of such Party or its respective Affiliates to perform any of its or their obligations under this Agreement has caused, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before such date; or
(ii)    any order issued, or Law enacted, entered or promulgated, by a Governmental Authority permanently restrains, enjoins or prohibits or makes illegal the consummation of the Acquisition in a manner that would give rise to the failure of a condition set forth in Section 7.1(b) or Section 7.1(c), and such order becomes effective, final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its commercially reasonable efforts to oppose such order or Law in accordance with the provisions of Section 6.4;
(c)    by the Seller, if the Buyer shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) if continuing on the Closing Date and (ii) has not been cured and cannot reasonably be cured prior to the Outside Date; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Seller is then in breach of any representation, warranty, covenant or other agreement contained in this Agreement if such breach would give rise to the failure of a condition set forth in Section 7.2 if continuing on the Closing Date;
(d)    by the Buyer, if the Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) if continuing on the Closing Date and (ii) has not been cured and cannot reasonably be cured prior to the Outside Date; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in breach of any representation, warranty, covenant or agreement contained in this Agreement if such breach would give rise to the failure of a condition set forth in Section 7.3 if continuing on the Closing Date; or
(e)    by the Buyer in accordance with the terms and conditions set forth in Section 6.5 or Section 6.14.
Section 8.2    Procedure for Termination. In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall immediately be given by the Seller or the Buyer to the other, as applicable, and, except as provided in this Section 8.2, this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the Seller or the Buyer. If this Agreement is terminated under Section 8.1:
(a)    each Party shall treat all documents, work papers and other materials of the other Party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, in accordance with the obligations set forth in the Confidentiality Agreement;
(b)    all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the agency or other person to which made; and
(c)    there shall be no liability or obligation under this Agreement on the part of the Seller or the Buyer or any of their Affiliates or any of their respective Representatives, except (i) that nothing in this Section 8.2 shall relieve any Party from liability for intentional fraud, a willful breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement or a willful failure by such Party to perform its obligations hereunder and (ii) the provisions of Section 6.1(c), this Section 8.2, Article X and Article XI shall survive any such termination. For the avoidance of doubt, and without limiting the foregoing, any failure of the Buyer or the Seller to close the Acquisition following the satisfaction or waiver of such Parties’ conditions to closing set forth in Article VII shall be considered a willful breach by the applicable Parties of such Parties’ covenants hereunder.
ARTICLE IX
INDEMNIFICATION
Section 9.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date; provided, that (a) each of the Fundamental Representations shall survive indefinitely, (b) each of the Environmental Representations shall survive for a period of two years after the Closing, and (c) each of the Tax Representations shall survive until 30 days after the expiration of the statute of limitations (including any and all extensions thereof) applicable to such Tax Representation. The covenants and agreements of the Parties contained in this Agreement that by their nature are required to be performed on or prior to the Closing shall expire at the Closing and have no further force and effect, and the covenants and agreements of the Parties contained in this Agreement that by their terms survive the Closing or contemplate performance after the Closing shall survive the Closing until fully performed; provided, that each Party’s covenants, rights and obligations with respect to any Tax or Tax matter covered by this Agreement shall survive the Closing and shall not terminate until 30 days after the expiration of the statute of limitations (including any and all extensions thereof) applicable to such Tax (or the assessment thereof) or Tax matter. Notwithstanding the foregoing, no Indemnifying Party shall be liable for any Losses that are subject to indemnification under this Article IX unless the Indemnified Party delivers a written notice in good faith and with reasonable specificity (to the extent known at such time) to the Indemnifying Party with respect to such indemnifiable claim prior to 5:00 p.m. Central Time on the expiration date of the survival period for such claim; provided that any claim for indemnification under this Agreement that is brought prior to such time shall survive until such matter is resolved.
Section 9.2    Indemnification By the Seller. Subject to the other terms and conditions of this Article IX, the Seller shall indemnify and defend each of the Buyer and its Affiliates (including the Companies) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement or in any other Transaction Document delivered by or on behalf of the Seller, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement;
(c)    any and all Pre-Closing Taxes; or
(d)    Non-Acquired Business Liabilities.
Section 9.3    Indemnification By the Buyer. Subject to the other terms and conditions of this Article IX, the Buyer shall indemnify and defend each of the Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement or in any Transaction Document delivered by or on behalf of the Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement.
Section 9.4    Certain Limitations. Notwithstanding anything to the contrary in this Agreement, the indemnification provided for in Section 9.2 and Section 9.3 shall be subject to the following limitations:
(a)    If any claim for indemnification by either Party that is subject to indemnification by the other Party under Section 9.2(a) or Section 9.3(a), as applicable, results in aggregate Losses that do not exceed $50,000, then such Losses shall not be deemed Losses under this Agreement and shall not be eligible for indemnification under this Article IX.
(b)    The Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 9.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) exceeds $1,500,000 (the “Threshold Amount”); provided, however, that once the aggregate amount of all such Losses exceeds the Threshold Amount, then the Buyer shall have the right to recover all such Losses without regard to the Threshold Amount, subject to the other limitations on recovery and recourse set forth in this Agreement. The aggregate amount of all Losses for which the Seller shall be liable pursuant to Section 9.2(a) shall not exceed 10% of the Base Purchase Price (the “Cap”).
(c)    The Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 9.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.3(a) exceeds the Threshold Amount; provided, however, that once the aggregate amount of all such Losses exceeds the Threshold Amount, then the Seller shall have the right to recover all such Losses without regard to the Threshold Amount, subject to the other limitations on recovery and recourse set forth in this Agreement. The aggregate amount of all Losses for which the Buyer shall be liable pursuant to Section 9.3(a) shall not exceed the Cap.
(d)    Notwithstanding the foregoing, the limitations set forth in Section 9.4(a), Section 9.4(b) and Section 9.4(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation or Tax Representation.
(e)    For purposes of this Article IX, the amount of any indemnifiable Losses in respect of (but not the inaccuracy in or breach of) any representation or warranty shall be determined without regard to any materiality, Seller Material Adverse Effect, Buyer Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(f)    Under no circumstances shall any Party be entitled to duplicate recovery under this Agreement with respect to (i) any indemnification claim pursuant to this Article IX, even though the facts or series of related facts giving rise to such claim may constitute a breach of more than one representation, warranty or covenant or agreement set forth herein, or in any of the agreements or instruments entered into in connection with the Closing, (ii) any adjustments to the Purchase Price pursuant to Section 2.4 or (iii) any reimbursement or other obligation hereunder.
(g)    Notwithstanding any other provision in this Agreement, under no circumstances shall (i) the aggregate indemnification to be paid by a Party under this Article IX exceed the Base Purchase Price, except in the case of fraud or willful misconduct or (ii) any insurance proceeds or other payment or monetary recoupment received or that are actually realized or obtained by the Indemnified Party (other than payments received from the Seller pursuant to this Article IX) as a result of the events giving rise to the claim for indemnification be applied toward the Cap or other limitation on aggregate indemnification under this Agreement.
Section 9.5    Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party.”
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Seller and the Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.1(c)) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 9.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim (at the Indemnified Party’s sole cost and expense) and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)    Direct Claims. Any Proceeding by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(d)    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company shall be governed exclusively by Section 6.6 hereof.
Section 9.6    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within 15 business days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 business day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 6 percent. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.
Section 9.7    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 9.8    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.2 or Section 7.3, as the case may be.
Section 9.9    Exclusive Remedies. Subject to Section 11.14, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.9 shall limit (i) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraud, criminal activity or willful misconduct or (ii) the Seller’s ability to seek remedies against the Buyer Parent pursuant to the terms and conditions of the Buyer Parent Guaranty or the Buyer’s ability to seek remedies against the Seller Parent pursuant to the terms and conditions of the Seller Parent Guaranty.
Section 9.10    Waiver of Non-Reimbursable Losses. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR THE FOLLOWING LOSSES (NON‑REIMBURSABLE LOSSES”): SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF DIMINUTION IN VALUE, LOST PROFITS OR OPPORTUNITIES, OR LOST OR DELAYED BUSINESS BASED ON VALUATION METHODOLOGIES ASCRIBING A DECREASE IN VALUE TO THE COMPANIES ON THE BASIS OF A MULTIPLE-BASED OR YIELD-BASED MEASURE OF FINANCIAL PERFORMANCE), WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, IN EACH CASE OTHER THAN FRAUD, CRIMINAL ACTIVITY OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT THIS SECTION 9.10 SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVER LOSSES UNDER THIS ARTICLE IX FOR ANY SUCH LOSSES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH LOSSES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE IX.
Section 9.11    Determination of Amount of Losses; Mitigation. The Losses giving rise to any indemnification obligation hereunder shall be limited to the Losses suffered by the

Indemnified Party and shall be reduced by any insurance proceeds or other payment or monetary recoupment received or that are actually realized or obtained by the Indemnified Party as a result of the events giving rise to the claim for indemnification. Any Indemnified Party that becomes aware of Losses for which it intends to seek indemnification hereunder shall use commercially reasonable efforts to collect any amounts to which it may be entitled under insurance policies or from third parties (pursuant to indemnification agreements or otherwise) and shall use commercially reasonable efforts to mitigate such Losses.
ARTICLE X
ADDITIONAL REMEDIES FOR BREACH OF THIS AGREEMENT
Section 10.1    Buyer’s Investigation; Disclaimer of Representations and Warranties. THE BUYER HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF THE COMPANIES, INCLUDING THE OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, SOFTWARE, TECHNOLOGY AND PROSPECTS OF THE COMPANIES, AND ACKNOWLEDGES THAT IT HAS BEEN PROVIDED ACCESS TO THE PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE COMPANIES FOR SUCH PURPOSE. IN ENTERING INTO THIS AGREEMENT, THE BUYER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT, AND THE BUYER: (A) ACKNOWLEDGES THAT, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT, NONE OF THE SELLER, ANY COMPANY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OF COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE BUYER OR ITS REPRESENTATIVES (INCLUDING ANY INFORMATION PROVIDED OR MADE AVAILABLE TO THE BUYER IN ANY “DATA ROOM”); AND (B) AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NEITHER THE SELLER NOR ANY OF ITS REPRESENTATIVES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO THE BUYER OR ITS REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT, QUASI-CONTRACT, BREACH OF REPRESENTATION AND WARRANTY (EXPRESS OR IMPLIED), PERSONAL INJURY, OR OTHER TORT, UNDER LAW OR OTHERWISE) BASED UPON ANY INFORMATION PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO THE BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR OTHER REPRESENTATIVES (OR ANY OMISSIONS THEREFROM). THE BUYER HAS RELIED ON NO REPRESENTATION OR WARRANTY OTHER THAN AS SPECIFICALLY SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT. EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT, (I) THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF OR OTHERWISE IN ANY WAY RELATING TO THE SELLER, ANY COMPANY OR ITS

LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO VALUE, CONDITION (INCLUDING ENVIRONMENTAL CONDITION) OR PERFORMANCE OR MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR ANY PURPOSE (BOTH GENERALLY OR FOR ANY PARTICULAR PURPOSE) AND WITH RESPECT TO FUTURE REVENUE, PROFITABILITY OR THE SUCCESS OF ANY COMPANY AND (II) ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
ARTICLE XI
GENERAL PROVISIONS
Section 11.1    Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the Parties, pursuant to an instrument in writing signed by all of the Parties.
Section 11.2    Entire Agreement; Assignment.
(a)    This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the other Transaction Documents (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede other prior agreements and understandings both written and oral among the Parties with respect to the subject matter hereof and thereof and (b) subject to Section 11.2(b), shall not be assigned, by operation of Law or otherwise, by a Party, without the prior written consent of the other Party. Any attempted assignment in violation of this Section 11.2 shall be void and without effect.
(b)    Notwithstanding anything herein to the contrary, the Buyer shall have the right, at any time prior to the Closing, upon delivery of written notice to the Seller and without the consent of the Seller, to assign this Agreement to DKL or its wholly-owned subsidiary (the “Alternate Buyer”); provided, however, that to the extent GPP or its Affiliate is no longer a member of the Buyer, then Buyer shall be obligated to assign this Agreement to the Alternate Buyer. Such assignment shall be effective upon execution (i) by the Alternate Buyer of a written joinder hereto providing that all references to the Buyer herein shall apply, mutatis mutandis, to the Alternate Buyer in the place and stead of the Buyer and all references to the Buyer Parent herein shall refer solely to DKL and (ii) by DKL of a replacement Buyer Parent Guaranty, in form and substance equivalent to Exhibit A hereto, but providing for DKL’s guaranty of all of the Guaranteed Obligations (as defined therein) of the Alternate Buyer thereunder from and after effectiveness of the assignment; provided, however, that upon the delivery of such replacement Buyer Parent Guaranty and effectiveness of such assignment, the original Buyer Parent Guaranties executed and delivered by DKL and GPP concurrently with the execution of this Agreement shall automatically terminate without any further action by DKL, GPP, the Beneficiary (as defined in the Buyer Parent Guaranties) or any other Person.
Section 11.3    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 11.4    Expenses. Except as otherwise provided in this Agreement, all costs and expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such expenses.
Section 11.5    Waiver. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.
Section 11.6    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 11.7    Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES AND ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, USA WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION.
Section 11.8    Exclusive Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Texas located in the County of Harris, or of the United States of America sitting in the Southern District of Texas, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or any other Transaction Document or any agreements contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 11.8, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such Proceeding. Any service of process to be made in such Proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 11.10. The consents to jurisdiction set forth in this Section 11.8 shall not constitute general consents to service of process in the State of Texas and shall have no effect for any purpose except as provided in this Section 11.8 and shall not be deemed to confer rights on any Person other than the Parties. The Parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. In addition, each of the Parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
Section 11.9    Waiver of Jury Trial.
(a)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY AGREEMENTS CONTEMPLATED HEREBY OR THEREBY. THE PARTIES ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(b)    If there are any Proceedings arising out of or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, after the entry of a final written non-appealable order and if one Party has prevailed in the dispute, that Party shall be entitled to recover from the other Party all court costs, fees and expenses relating to such Proceeding, including reasonable attorneys’ fees that are specifically included in such court award.
Section 11.10    Notices and Addresses. All notices, requests, instructions, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given if delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier (providing proof of delivery) or by e-mail (providing confirmation of transmission). Any notice sent by courier or delivery service shall be deemed to have been given and received at the time of confirmed delivery if such time is before 5:00 p.m. (in the recipient’s location) or, otherwise, on the next business day after such confirmed delivery. Any notice sent by e-mail (of a PDF attachment) shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by e-mail shall be followed reasonably promptly with a copy by mail. All such notices, requests, claims, demands or other communications will be addressed as follows:
(a)    if to the Seller, to
American Midstream GP, LLC
2103 CityWest Blvd., Suite 800
Houston, Texas 77094
Attention: General Counsel
Email: legal@americanmidstream.com
With a copy to (which shall not constitute notice):
Sidley Austin LLP
1000 Louisiana, Suite 6000
Houston, Texas 77002
Attention: Cliff W. Vrielink
Email: cvrielink@sidley.com
(b)    if to the Buyer, to
DKGP Energy Terminals LLC
Attention: Frederec C. Green
7102 Commerce Way
Brentwood, Tennessee 37027
Email: fred.green@delekus.com
With a copy to (which shall not constitute notice):
Delek Logistics Partners, LP
7102 Commerce Way
Brentwood, Tennessee 37027
Attention: Melissa M. Buhrig, Esq., General Counsel
Email: legalnotices@delekus.com and Melissa.Buhrig@delekus.com
and
Norton Rose Fulbright US LLP
1301 Avenue of the Americas, 30th Floor
New York, New York 10019
Attention: Manny Rivera, Esq.
Email: manny.rivera@nortonrosefulbright.com
And
Green Plains Partners LP
Attention: Patrich Simpkins

1811 Aksarben Drive
Omaha, Nebraska 68106
Email: Patrich.Simpkins@gpreinc.com
With a copy to (which shall not constitute notice):
Green Plains Partners LP
Attention: Michelle Mapes
1811 Aksarben Drive
Omaha, Nebraska 68106
Email: Michelle.Mapes@gpreinc.com
or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 11.10 by any Party to the other Party.
Section 11.11    No Partnership; Third-Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, Tax partnership or agency relationship between the Parties. This Agreement is solely for the benefit of (a) the Seller (and its successors and permitted assigns), with respect to the obligations of the Buyer under this Agreement; and (b) the Buyer (and its successors and permitted assigns), with respect to the obligations of the Seller under this Agreement. Except as provided in Article IX (the “Third-Party Provisions”), this Agreement shall not be deemed to confer upon or give to any other third Person any remedy, claim of liability or reimbursement, cause of action or other right. The Third-Party Provisions may be enforced by the beneficiaries thereof.
Section 11.12    Negotiated Transaction. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 11.13    Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 11.14    Specific Performance.
(a)    The Parties agree that if any of the provisions of this Agreement (including, without limitation, the covenants set forth in Section 6.15 or Section 6.16) were not performed in accordance with their specific terms on a timely basis or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist (even if damages would be available) and damages would be difficult to determine, and that, unless this Agreement has been terminated in accordance with its terms, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement and to compel performance by the Parties of their respective obligations set forth in this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

(b)    Without limiting the general right to specific performance set forth in Section 11.14(a), each of the Parties acknowledges and agrees that, due to the nature of the Companies, including the unique nature of the customer relationships and other facts and circumstances, a non-breaching Party would be damaged irreparably if a Party breaches its obligation to consummate the transactions contemplated by this Agreement as required hereunder, provided that all of the conditions to Closing set forth hereunder have been satisfied or waived by the Party seeking to enforce this Agreement (other than the covenants in Section 2.3 and Section 2.6, which the Party seeking enforcement would be otherwise prepared to satisfy). Accordingly, in the event of any such breach of a Party’s obligation to consummate the Closing, provided that all of the conditions to Closing set forth hereunder have been satisfied or waived by the Party seeking to enforce this Agreement (other than the covenants in Section 2.3 and Section 2.6, which the Party seeking enforcement would be otherwise prepared to satisfy), then the Parties acknowledge and agree that the Party seeking to enforce this Agreement shall be entitled, at its election, to specifically enforce the performance of the other Party’s obligation to consummate the Closing as required hereunder in any Proceeding, including a Proceeding for injunctive relief.
(c)    Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason in equity or at law, other than on the basis that such remedy is not expressly available pursuant to the terms of this Agreement. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Without limiting the generality of the foregoing, the Parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
BUYER:
DKGP ENERGY TERMINALS LLC
/s/ Alan Moret
By:________________________________
Name: Alan Moret
Title: Co-Managing Director

/s/ George P. Simpkins
By:________________________________
Name: George P. Simpkins
Title: Co-Managing Director

[Signature Page to Membership Interest Purchase Agreement]

SELLER:
AMID MERGER LP
By: ARGO Merger GP Sub, LLC, its general partner

/s/ Lynn L. Bourdon III
By:________________________________
Lynn L. Bourdon III
President, Chief Executive Officer and
Chairman of the Board of Directors

[Signature Page to Membership Interest Purchase Agreement]